UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

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Horizon Pharma, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement if Other Than the Registrant)

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HORIZON PHARMA, INC.

ANNUAL MEETING OF STOCKHOLDERS

May 31, 2013

NOTICE AND PROXY STATEMENT

April 29, 2013

Dear Fellow Stockholder:

You are cordially invited to attend the Annual Meeting of Stockholders on Friday, May 31, 2013. The Annual Meeting will begin at 8:00 a.m., Central Time, at our corporate office, located at 520 Lake Cook Road, Suite 520, Deerfield, IL 60015.

The attached Notice of Annual Meeting and Proxy Statement describes how our Board of Directors operates, provides biographical information on our director nominees, gives information for the voting matters to be acted upon at the Annual Meeting and explains the proxy voting process.

Our Board of Directors urges you to read the accompanying Proxy Statement and recommends that you vote FOR all of the proposed nominees for election to the Board of Directors, FOR the ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for 2013 and FOR the approval, on an advisory basis, of the compensation of the Company’s named executive officers, as disclosed in this Proxy Statement.

Whether or not you plan to attend the Annual Meeting, it is important that your shares be represented and voted. Please take a moment now to vote your shares by internet, toll-free telephone call or by signing and dating the enclosed proxy card and returning it in the pre-addressed, postage-paid envelope provided.

We look forward to seeing you on May 31, 2013, and urge you to vote as soon as possible.

Sincerely,

Timothy P. Walbert

Chairman of the Board, President and Chief Executive Officer

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON MAY 31, 2013

Dear Stockholder:

We will be holding our Annual Meeting of Stockholders of Horizon Pharma, Inc., on Friday, May 31, 2013, beginning promptly at 8:00 a.m., Central Time, at our corporate office, located at 520 Lake Cook Road, Suite 520, Deerfield, IL 60015. You are being asked to vote on the following matters:

1.	To elect the two nominees for Class II Directors named herein to hold office until the 2016 Annual Meeting of Stockholders.

2.	To ratify the appointment of PricewaterhouseCoopers LLP as the independent registered public accounting firm of the Company for its fiscal year ending December 31, 2013.

3.	To approve, on an advisory basis, the compensation of the Company’s named executive officers, as disclosed in this Proxy Statement.

4.	To conduct any other business properly brought before the meeting.

Only stockholders of record at the close of business on April 10, 2013, the record date for the Annual Meeting, are entitled to notice of the Annual Meeting and to vote at the Annual Meeting or any adjournment or postponement thereof. On or about April 29, 2013, we will mail to our common stockholders proxy materials. We ask that you review the Proxy Statement carefully and complete, sign, date and return the enclosed proxy card in the envelope provided or vote over the internet or by telephone as instructed in these materials, as promptly as possible in order to ensure your representation at the meeting. A return envelope (which is postage prepaid if mailed in the United States) has been provided for your convenience. Even if you have voted by proxy, you may still vote in person if you attend the meeting. Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote at the meeting, you must obtain a proxy issued in your name from that record holder.

Important Notice Regarding the Availability of Proxy Materials for the Stockholders’ Meeting

to Be Held on Friday, May 31, 2013, at 8:00 a.m., Central Time,

at 520 Lake Cook Road, Suite 520, Deerfield, IL 60015.

The Proxy Statement and Annual Report to stockholders

are available at www.envisionreports.com/hznp.

By Order of the Board of Directors

Robert J. De Vaere

Secretary

Deerfield, Illinois

April 29, 2013

HORIZON PHARMA, INC.

ANNUAL MEETING OF STOCKHOLDERS

MAY 31, 2013

PROXY STATEMENT

INTRODUCTION

Your proxy is solicited by the Board of Directors (the “Board” or “Board of Directors”) of Horizon Pharma, Inc., a Delaware corporation (“Horizon,” the “Company,” “we,” “our” or “us”), for the Annual Meeting of Stockholders (the “Annual Meeting”) to be held at 8:00 a.m., Central Time, on Friday, May 31, 2013, at the Company’s corporate office, located at 520 Lake Cook Road, Suite 520, Deerfield, Illinois 60015, for the purposes set forth in the Notice of Annual Meeting of Stockholders, and at any adjournment or postponement thereof. The mailing address of the principal executive office of the Company is 520 Lake Cook Road, Suite 520, Deerfield, Illinois 60015. The Company expects that this Proxy Statement, the related proxy and Notice of Annual Meeting of Stockholders will first be mailed to stockholders on or about April 29, 2013.

QUESTIONS AND ANSWERS ABOUT THESE PROXY MATERIALS AND VOTING

Why am I receiving these materials?

We have sent you these proxy materials because our Board of Directors is soliciting your proxy to vote at the 2013 Annual Meeting, including at any adjournments or postponements of the meeting. You are invited to attend the Annual Meeting to vote on the proposals described in this Proxy Statement. However, you do not need to attend the meeting to vote your shares. Instead, you may simply complete, sign and return the enclosed proxy card, or follow the instructions below to submit your proxy over the telephone or through the internet.

How do I attend the Annual Meeting?

The meeting will be held on Friday, May 31, 2013, at 8:00 a.m., Central Time, at our corporate office, located at 520 Lake Cook Road, Suite 520, Deerfield, IL 60015. Directions to the Annual Meeting may be found at www.horizonpharma.com. Information on how to vote in person at the Annual Meeting is discussed below.

Who can vote at the Annual Meeting?

Only stockholders of record at the close of business on April 10, 2013, will be entitled to vote at the Annual Meeting. On this record date, there were 62,417,194 shares of our common stock outstanding and entitled to vote.

Stockholder of Record: Shares Registered in Your Name

If on April 10, 2013, your shares were registered directly in your name with Horizon’s transfer agent, Computershare Shareowner Services LLC, then you are a stockholder of record. As a stockholder of record, you may vote in person at the meeting or vote by proxy. Whether or not you plan to attend the meeting, we urge you to fill out and return the enclosed proxy card or vote by proxy over the telephone or on the internet as instructed below to ensure your vote is counted.

Beneficial Owner: Shares Registered in the Name of a Broker or Bank

If on April 10, 2013, your shares were held, not in your name, but rather in an account at a brokerage firm, bank, dealer or other similar organization, then you are the beneficial owner of shares held in “street name” and these proxy materials are being forwarded to you by that organization. The organization holding your account is considered to be the stockholder of record for purposes of voting at the Annual Meeting. As a beneficial owner, you have the right to direct your broker or other agent regarding how to vote the shares in your account. You are also invited to attend the Annual Meeting. However, since you are not the stockholder of record, you may not vote your shares in person at the meeting unless you request and obtain a valid proxy from your broker or other agent.

What am I voting on?

There are three matters scheduled for a vote:

•	Election of two Class II Directors;

•	Ratification of the appointment of PricewaterhouseCoopers LLP as the independent registered public accounting firm of the Company for its fiscal year ending 2013; and

•	Advisory approval of the compensation of the Company’s named executive officers, as disclosed in this Proxy Statement in accordance with Securities and Exchange Commission (“SEC”) rules.

What if another matter is properly brought before the meeting?

The Board of Directors knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on those matters in accordance with their best judgment.

How do I vote?

You may either vote “For” all the Class II nominees to the Board of Directors or you may “Withhold” your vote for any nominee you specify. For each of the other matters to be voted on, you may vote “For” or “Against” or abstain from voting.

The procedures for voting are fairly simple:

Stockholder of Record: Shares Registered in Your Name

If you are a stockholder of record, you may vote in person at the Annual Meeting, vote by proxy using the enclosed proxy card, vote by proxy over the telephone, or vote by proxy through the internet. Whether or not you plan to attend the meeting, we urge you to vote by proxy to ensure your vote is counted. You may still attend the meeting and vote in person even if you have already voted by proxy.

•	To vote in person, come to the Annual Meeting and we will give you a ballot when you arrive.

•

To vote using the proxy card, simply complete, sign and date the enclosed proxy card and return it promptly in the envelope provided. If you return your signed proxy card to us before the Annual Meeting, we will vote your shares as you direct.

•

To vote over the telephone, dial toll-free 1-800-652-VOTE (8683) using a touch-tone phone and follow the recorded instructions. You will be asked to provide the company number and control number from the enclosed proxy card. Your vote must be received by 11:59 p.m., Eastern Time on May 30, 2013, to be counted.

•

To vote through the internet, go to http://www.envisionreports.com/hznp to complete an electronic proxy card. You will be asked to provide the company number and control number from the enclosed proxy card. Your vote must be received by 11:59 p.m. Eastern Time on May 30, 2013, to be counted.

Beneficial Owner: Shares Registered in the Name of Broker or Bank

If you are a beneficial owner of shares registered in the name of your broker, bank or other agent, you should have received a voting instruction form with these proxy materials from that organization rather than from Horizon. Simply complete and mail the voting instruction form to ensure that your vote is counted. Alternatively, you may vote by telephone or through the internet as instructed by your broker or bank. To vote in person at the Annual Meeting, you must obtain a valid proxy from your broker, bank or other agent. Follow the instructions from your broker or bank included with these proxy materials, or contact your broker or bank to request a proxy form.

Internet proxy voting is being provided to allow you to vote your shares online, with procedures designed to ensure the authenticity and correctness of your proxy vote instructions. However, please be aware that you must bear any costs associated with your internet access, such as usage charges from internet access providers and telephone companies.

How many votes do I have?

On each matter to be voted upon, you have one vote for each share of common stock you own as of April 10, 2013.

What happens if I do not vote?

Stockholder of Record: Shares Registered in Your Name

If you are a stockholder of record and do not vote by completing your proxy card, by telephone, through the internet or in person at the Annual Meeting, your shares will not be voted.

Beneficial Owner: Shares Registered in the Name of Broker or Bank

If you are a beneficial owner and do not instruct your broker, bank, or other agent how to vote your shares, the question of whether your broker or nominee will still be able to vote your shares depends on whether the New York Stock Exchange (“NYSE”) deems the particular proposal to be a “routine” matter. Brokers and nominees can use their discretion to vote “uninstructed” shares with respect to matters that are considered to be “routine,” but not with respect to “non-routine” matters. Under the rules and interpretations of the NYSE, “non-routine” matters are matters that may substantially affect the rights or privileges of stockholders, such as mergers, stockholder proposals, elections of directors (even if not contested), executive compensation (including any advisory stockholder votes on executive compensation) and certain corporate governance proposals, even if management-supported. Accordingly, your broker or nominee may not vote your shares on Proposal 1 or 3 without your instructions, but may vote your shares on Proposal 2.

What if I return a proxy card or otherwise vote but do not make specific choices?

If you return a signed and dated proxy card or otherwise vote without marking voting selections, your shares will be voted, as applicable, “For” Proposal 1, the election of all nominees for Class II directors, “For” Proposal 2, to ratify the appointment of PricewaterhouseCoopers LLP as the independent registered public accounting firm of the Company for its fiscal year ending December 31, 2013 and “For” Proposal 3, the advisory approval of executive compensation. If any other matter is properly presented at the meeting, your proxy holder (one of the individuals named on your proxy card) will vote your shares using his or her best judgment.

Who is paying for this proxy solicitation?

The cost of soliciting proxies, including the preparation, assembly and mailing of the proxies and soliciting material, as well as the cost of forwarding such material to beneficial owners of the Company’s common stock, will be borne by the Company. Directors, officers and regular employees of the Company may, without compensation other than their regular remuneration, solicit proxies personally or by telephone.

What does it mean if I receive more than one set of proxy materials?

If you receive more than one set of proxy materials, your shares may be registered in more than one name or in different accounts. Please follow the voting instructions on the proxy cards in the proxy materials to ensure that all of your shares are voted.

Can I change my vote after submitting my proxy?

Stockholder of Record: Shares Registered in Your Name

Yes. You can revoke your proxy at any time before the final vote at the meeting. If you are the record holder of your shares, you may revoke your proxy in any one of the following ways:

•	You may submit another properly completed proxy card with a later date.

•	You may grant a subsequent proxy by telephone or through the internet.

•	You may send a timely written notice that you are revoking your proxy to Horizon’s Secretary at 520 Lake Cook Road, Suite 520, Deerfield, IL 60015.

•	You may attend the Annual Meeting and vote in person. Simply attending the meeting will not, by itself, revoke your proxy.

Your most current proxy card or telephone or internet proxy is the one that is counted.

Beneficial Owner: Shares Registered in the Name of Broker or Bank

If your shares are held by your broker or bank as a nominee or agent, you should follow the instructions provided by your broker or bank.

How are votes counted?

Votes will be counted by the inspector of election appointed for the meeting, who will separately count, with respect to the proposal to elect directors, votes “For,” “Withhold” and broker non-votes, and with respect to other proposals, votes “For” and “Against,” abstentions and broker non-votes. Abstentions will be counted towards the vote total for Proposals 2 and 3, and will have the same effect as “Against” votes. Broker non-votes will have no effect and will not be counted towards the vote total for any proposal.

What are “broker non-votes”?

As discussed above, when a beneficial owner of shares held in “street name” does not give instructions to the broker or nominee holding the shares as to how to vote on matters deemed by the NYSE to be “non-routine,” the broker or nominee cannot vote the shares. These un-voted shares are counted as “broker non-votes.”

How many votes are needed to approve each proposal?

•

For the election of Class II Directors, the two nominees receiving the most “For” votes from the holders of shares present in person or represented by proxy and entitled to vote on the election of Directors will be elected. Only votes “For” or “Withheld” will affect the outcome.

•

To be approved, Proposal 2, ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for fiscal year 2013, must receive “For” votes from the holders of a majority of shares present in person or by proxy and entitled to vote. If you “Abstain” from voting, it will have the same effect as an “Against” vote. Broker non-votes will have no effect.

•

Proposal 3, advisory approval of the compensation of the Company’s named executive officers, will be considered to be approved if it receives “For” votes from the holders of a majority of shares either present in person or represented by proxy and entitled to vote. If you “Abstain” from voting, it will have the same effect as an “Against” vote. Broker non-votes will have no effect.

What is the quorum requirement?

A quorum of stockholders is necessary to hold a valid meeting. A quorum will be present if stockholders holding at least a majority of the outstanding shares entitled to vote are present at the meeting in person or represented by proxy. On the record date, there were 62,417,194 shares outstanding and entitled to vote. Thus, the holders of 31,208,598 shares must be present in person or represented by proxy at the meeting to have a quorum.

Your shares will be counted towards the quorum only if you submit a valid proxy (or one is submitted on your behalf by your broker, bank or other nominee) or if you vote in person at the meeting. Abstentions and broker non-votes will be counted towards the quorum requirement. If there is no quorum, the holders of a majority of shares present at the meeting in person or represented by proxy may adjourn the meeting to another date.

How can I find out the results of the voting at the Annual Meeting?

Preliminary voting results will be announced at the Annual Meeting. In addition, final voting results will be published in a current report on Form 8-K that we expect to file within four business days after the Annual Meeting. If final voting results are not available to us in time to file a Form 8-K within four business days after the meeting, we intend to file a Form 8-K to publish preliminary results and, within four business days after the final results are known to us, file an additional Form 8-K to publish the final results.

What proxy materials are available on the internet?

The Proxy Statement and the Annual Report on Form 10-K are available at www.envisionreports.com/hznp.

SECURITY OWNERSHIP OF

CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the ownership of the Company’s common stock as of March 11, 2013 by: (i) each director and nominee for director; (ii) each of the named executive officers in the Summary Compensation Table; (iii) all executive officers and directors of the Company as a group; and (iv) all those known by the Company to be beneficial owners of more than five percent of its common stock.

Beneficial ownership is determined in accordance with the rules of the SEC and includes voting and investment power with respect to the securities. Except as indicated by footnote, and subject to applicable community property laws, the persons named in the table have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them. The number of shares of common stock used to calculate the percentage ownership of each listed person includes the shares of common stock underlying options, warrants or other rights held by such persons that are exercisable as of May 10, 2013, which is 60 days after March 11, 2013.

Percentage of beneficial ownership is based on 61,947,247 shares of common stock outstanding as of March 11, 2013. Unless otherwise indicated, the address for the following stockholders is c/o Horizon Pharma, Inc., 520 Lake Cook Road, Suite 520, Deerfield, IL 60015.

	Number and Percentage of Shares Beneficially Owned
Name and Address of Beneficial Owner or Identity of Group	Shares	Percentage
5% or greater stockholders:
Fidelity and its affiliates(1)	8,895,482	13.7%
82 Devonshire St.
Boston, Massachusetts 02109
Essex Woodlands Health Ventures Fund VII, L.P.(2)	5,815,940	9.3%
335 Bryant St., 3rd Floor
Palo Alto, CA 94301
Quaker Bioventures Capital II, LLC(3)	4,206,378	6.7%
2429 Arch St., 3rd Floor, the Cira Centre
Philadelphia, PA 19104-2857
DiscoveryGroup(4)	3,972,860	6.4%
191 N. Wacker Dr., Suite 1685
Chicago, IL 60606
CD-Venture and its affiliates(5)	3,957,575	6.3%
Bergheimer St. 89/1
69115 Heidelberg, Germany
Atlas Venture Fund VI, L.P. and its affiliates(6)	3,895,404	6.3%
25 First Street, Suite 303
Cambridge, MA 02141

Directors and named executive officers:
Jeff Himawan, Ph.D.(7)	5,815,940	9.3%
Jean-François Formela, M.D.(8)	3,895,404	6.3%
Jeffrey W. Bird, M.D., Ph.D.(9)	2,692,057	4.3%
Michael Grey(10)	10,383	*
Ronald Pauli(11)	10,383	*
Gino Santini(12)	8,921	*
Timothy P. Walbert(13)	486,752	*
Robert J. De Vaere(14)	190,225	*
Jeffrey W. Sherman, M.D., FACP(15)	192,301	*
Todd N. Smith(16)	47,643	*
Michael Adatto(17)	41,764	*

All executive officers and directors as a group (11 persons)(18)	13,391,773	20.9%

*	Less than one percent.

(1)

Includes (a) 6,032,626 shares and (b) 2,862,856 shares issuable upon exercise of warrants. This information is based on the Schedule 13G filed with the SEC on October 9, 2012 by FMR LLC, which reflects beneficial ownership as of September 30,

2012. FMR LLC reported that it had beneficial ownership of, and sole dispositive power with respect to, 6,032,626 shares of our common stock, including 2,862,856 shares issuable upon exercise of warrants. The Schedule 13G includes shares beneficially owned by Edward C. Johnson, III and family members, and Fidelity Management & Research Company (“Fidelity”), a wholly-owned subsidiary of FMR LLC, in its capacity as investment adviser to various registered investment companies (“Fidelity funds”). Mr. Johnson is Chairman of FMR LLC. The Schedule 13G states that Mr. Johnson and various family members, through their ownership of FMR LLC common stock and the execution of a stockholders’ voting agreement, may be deemed a controlling group with respect to FMR LLC. The Schedule 13G also states that neither FMR LLC nor Mr. Johnson has the sole power to vote or direct the voting of the shares owned directly by the Fidelity funds, which power resides with the Fidelity funds’ boards of trustees pursuant to established guidelines. Additionally, Pyramis Global Advisors Trust Company (“PGATC”), an indirect wholly-owned subsidiary of FMR LLC, is the beneficial owner of 383,835 shares of our common stock, including 79,400 shares of warrants, as a result of its serving as investment manager of institutional accounts owning such shares. Mr. Johnson III and FMR LLC, through its control of PGATC, each has sole dispositive power and sole power to vote or to direct the voting of 383,835 shares managed by PGATC.
(2)	Includes (a) 5,064,731 shares and (b) 751,209 shares issuable upon exercise of warrants. James L. Currie, Jeff Himawan, Martin Sutter, Immanuel Thangaraj and Petri Vainio share voting and investment power over the shares held by Essex Woodlands Health Ventures Fund VII, L.P. and each disclaim beneficial ownership of such shares except to the extent of any pecuniary interest therein.
(3)	Includes (a) 3,516,009 shares and (b) 690,369 shares issuable upon exercise of warrants. This information is based on the Schedule 13G filed with the SEC on February 14, 2013 by Quaker Bio Ventures Capital II, LLC.
(4)	Includes 3,972,860 shares held by Discovery Group. This information is based on the Schedule 13D filed with the SEC on October 25, 2012. Discovery Group is the sole general partner of Discovery Equity Partners and has sole discretionary investment authority with respect to Discovery Equity Partners’ investment in the common stock. Messrs. Donoghue and Murphy are the sole managing members of Discovery Group. As a consequence, Discovery Group and Messrs. Donoghue and Murphy may be deemed to share beneficial ownership of all of the shares of common stock owned by both Discovery Group and Discovery Equity Partners, while Discovery Equity Partners shares beneficial ownership with Discovery Group and Messrs. Donoghue and Murphy of only the shares of common stock owned by it.
(5)	Includes (a) 3,395,714 shares and (b) 561,861 shares issuable upon exercise of warrants. This information is based on the Schedule 13G filed with the SEC on October 5, 2012 by Christoph F. Boehringer and CD-Venture GmbH, which reflects beneficial ownership as of October 5, 2012. Mr. Boehringer is the beneficial owner of 3,957,575 shares of our common stock, including 2,357,575 shares of our common stock beneficially owned by CD-Venture. Mr. Boehringer is also the record holder of a warrant to purchase up to 561,861 shares of our common stock, which includes a warrant to purchase up to 276,147 shares of common stock beneficially owned by CD-Venture.
(6)	Includes (a) 3,516,377 shares held by Atlas Venture Fund VI, L.P. (“Atlas VI”), (b) 64,385 shares held by Atlas Venture Fund VI GmbH & Co. KG (“Atlas GmbH”), (c) 107,532 shares held by Atlas Venture Entrepreneurs’ Fund VI, L.P. (“Atlas EVC”), and (d) 197,456, 3,616, and 6,038 shares issuable upon exercise of warrants held by Atlas VI, Atlas GmbH and Atlas EVC, respectively. These shares are held directly by Atlas VI, Atlas EVC and Atlas GmbH. Atlas Venture Associates VI, L.P. (“AVA VI L.P.”) is the sole general partner of Atlas VI and Atlas EVC and the managing limited partner of Atlas GmbH. Atlas Venture Associates VI, Inc. (“AVA VI Inc.”) is the sole general partner of AVA VI L.P. Jean-Francois Formela, M.D. is the sole director of AVA VI Inc. As a result, Dr. Formela may be deemed to have beneficial ownership with respect to all shares held by AVA VI Inc. Each of the foregoing disclaims beneficial ownership of these shares except to the extent of their pecuniary interest therein.
(7)	Includes the shares referred to in footnote (2) above. Dr. Himawan disclaims beneficial ownership of these shares, except to the extent of his pecuniary interest therein.
(8)	Includes the shares referred to in footnote (6) above. Dr. Formela disclaims beneficial ownership of these shares, except to the extent of his pecuniary interest therein.
(9)	Includes (a) 99,912 shares held by the Jeffrey W. Bird and Christina R. Bird Trust dated October 31, 2000 (“Bird Trust”), of which Dr. Bird is a trustee, (b) 21,685 shares issuable upon exercise of warrants held by the Bird Trust, (c) 2,096,558 shares held by Sutter Hill Ventures, a California Limited Partnership (“SHV”), (d) 458,902 shares issuable upon exercise of warrants held by SHV, (e) 5,000 shares held by Dr. Bird in a Roth IRA account, (f) l,250 shares issuable upon the exercise of warrants held by Dr. Bird in a Roth IRA account, (g) 7,000 shares held by NestEgg Holdings, a Limited Partnership and (h) 1,750 shares issuable upon exercise of warrants held by NestEgg Holdings. Dr. Bird disclaims beneficial ownership of these shares, except to the extent of his pecuniary interest therein.
(10)	Includes 10,383 shares that Mr. Grey has the right to acquire from us within 60 days of March 11, 2013 pursuant to the exercise of stock options.
(11)	Includes 10,383 shares that Mr. Pauli has the right to acquire from us within 60 days of March 11, 2013 pursuant to the exercise of stock options.
(12)	Includes 8,921 shares that Mr. Santini has the right to acquire from us within 60 days of March 11, 2013 pursuant to the exercise of stock options.
(13)	Includes (a) 88,962 shares and (b) 397,790 shares that Mr. Walbert has the right to acquire from us within 60 days of March 11, 2013 pursuant to the exercise of stock options.
(14)	Includes (a) 51,092 shares and (b) 139,133 shares that Mr. De Vaere has the right to acquire from us within 60 days of March 11, 2013 pursuant to the exercise of stock options.
(15)	Includes (a) 55,099 shares and (b) 137,202 shares that Dr. Sherman has the right to acquire from us within 60 days of March 11, 2013 pursuant to the exercise of stock options.
(16)	Includes (a) 22,570 shares and (b) 25,073 shares that Mr. Smith has the right to acquire from us within 60 days of March 11, 2013 pursuant to the exercise of stock options.
(17)	Includes (a) 21,761 shares and (b) 20,003 shares that Mr. Adatto has the right to acquire from us within 60 days of March 11, 2013 pursuant to the exercise of stock options. On March 14, 2013, our Board of Directors determined that going forward, Mr. Adatto, would increasingly focus his efforts on managed care and commercial development and, as a result, would no longer retain his prior policy making functions and status as an executive officer at Horizon.
(18)	Includes the following held by our executives and directors, in the aggregate: (a) 11,200,979 shares, (b) 748,888 shares that can be acquired within 60 days of March 11, 2013 pursuant to the exercise of stock options and (c) 1,441,906 shares issuable upon the exercise of warrants.

PROPOSAL 1

ELECTION OF DIRECTORS

The Board of Directors is divided into three classes. Each class consists, as nearly as possible, of one-third of the total number of directors, and each class has a three-year term. Vacancies on the Board of Directors may be filled only by persons elected by a majority of the remaining directors. A director elected by the Board of Directors to fill a vacancy in a class, including vacancies created by an increase in the number of directors, shall serve for the remainder of the full term of that class and until the director’s successor is duly elected and qualified.

The Board of Directors presently has seven members. There are two directors in the class whose term of office expires in 2013. Each of the nominees listed below is currently a director of the Company who was recommended for election to the Board of Directors by the Nominating and Corporate Governance Committee. If elected at the Annual Meeting, each of these nominees would serve until the 2016 Annual Meeting and until his successor has been duly elected and qualified, or, if sooner, until the director’s death, resignation or removal. It is the Company’s policy to encourage directors and nominees for director to attend the Annual Meeting. All of our then-current directors attended our 2012 Annual Meeting of Stockholders.

Directors are elected by a plurality of the votes of the holders of shares present in person or represented by proxy and entitled to vote on the election of directors. The two nominees receiving the highest number of affirmative votes will be elected as Class II directors. Only two nominees are proposed for election as Class II directors. Shares represented by executed proxies will be voted, if authority to do so is not withheld, for the election of the two nominees named below. Such shares may not be voted for a greater number of persons than the two nominees named below. If any nominee becomes unavailable for election as a result of an unexpected occurrence, shares that would have been voted for that nominee will instead will be voted for the election of a substitute nominee proposed by Horizon. Each person nominated for election has agreed to serve if elected. The Company’s management has no reason to believe that any nominee will be unable to serve.

The following is a brief biography of each nominee and each director whose term will continue after the Annual Meeting.

Nominees for Election for a Three-Year Term Expiring at the 2016 Annual Meeting

Jean-François Formela, M.D. Dr. Formela, 56, has served on the Board of Directors since April 2010. Dr. Formela is a partner at Atlas Venture, a venture capital firm, which he joined in 1993. He also serves on the boards of directors of Annovation Biopharma, Inc., ARCA Biopharma, Inc., Arteaus Therapeutics, LLC and F-Star GmbH, and is the chairman of Egalet Ltd. as well as RaNA Therapeutics Inc., which he co-founded. Dr. Formela has been involved in the formation of companies such as Adnexus Therapeutics, Inc., which was acquired by Bristol-Myers Squibb Company, Archemix Corp., ArQule, Inc., Cellzome AG, which was acquired by GlaxoSmithKline plc, deCODE genetics, Inc., which was acquired by Amgen Inc., Exelixis, Inc., MorphoSys AG, NxStage Medical, Inc., and SGX, which was acquired by Lilly in 2008. He was also a board member of Biochem Pharma Inc., which was acquired by Shire Pharmaceuticals Group, and Novexel SA, which was acquired by Astrazeneca PLC in 2010. Prior to joining Atlas Venture, Dr. Formela served as a senior director of medical marketing and scientific affairs at Schering-Plough Corporation, a pharmaceutical company which merged with Merck & Co., Inc., where he was responsible for the marketing of Intron® A and directed U.S. Phase 4 clinical trials. Dr. Formela has also practiced emergency medicine at Necker University Hospital in Paris, France. Dr. Formela received his M.B.A. from Columbia University and his M.D. from Paris University School of Medicine. The Nominating and Corporate Governance Committee and the Board of Directors believe that Dr. Formela’s leadership and business experience in the pharmaceutical industry and his success as a venture capitalist will bring valuable insight to the Board of Directors.

Jeff Himawan, Ph.D. Dr. Himawan, 48, has served on the Board of Directors since our inception in March 2010 and has served on the Board of Directors of Horizon Pharma USA since July 2007. In 1999, Dr. Himawan joined Essex Woodlands Health Ventures, L.P., a venture capital firm, where he now serves as a managing director. Dr. Himawan also serves on the Boards of Directors of Catalyst Biosciences, Inc., MediciNova, Inc., Light Sciences Oncology, Inc., and Symphogen, Inc. Dr. Himawan also served on the Board of Directors of Iomai Corporation from 2001 to 2007, when it was acquired by Intercell AG. Dr. Himawan co-founded Seed-One Ventures, a venture capital firm, where from 1996 to 2001 he served as a managing director. From 1983 to 1996, Dr. Himawan was a scientist in academic and industrial settings. Dr. Himawan received his B.S. in biology from the Massachusetts Institute of Technology and his doctorate in biological chemistry and molecular pharmacology from Harvard University. The Nominating and Corporate Governance Committee and the Board of Directors believe that, as a successful venture capitalist, Dr. Himawan brings important strategic insight to the Board of Directors, as well as experience working with the investment community.

THE BOARD OF DIRECTORS RECOMMENDS

A VOTE IN FAVOR OF EACH NAMED NOMINEE

Directors Continuing in Office Until the 2014 Annual Meeting

Jeffrey W. Bird, M.D., Ph.D. Dr. Bird, 52, has served on the Board of Directors since our inception in March 2010 and has served on the Board of Directors of Horizon Pharma USA since July 2007. Dr. Bird has been a managing director of the general partner of Sutter Hill Ventures, a California Limited Partnership, a venture capital firm, since July 2003, and Chief Executive Officer of Verinata Health since May 2012. Dr. Bird also serves on the Board of Directors of Artemis Health, Inc., Drais Pharmaceuticals, Inc., NuGen Technologies, Inc., Portola Pharmaceuticals, Inc., Restoration Robotics, Inc., Threshold Pharmaceuticals, Inc. and ViroBay, Inc. From 1988 to 1990 and from 1992 to 2000, Dr. Bird served as a Senior Vice President, Business Operations at Gilead Sciences, Inc., a biopharmaceutical company, where he oversaw business development and commercial activities. Dr. Bird received his B.S. in biological sciences from Stanford University and his doctorate in cancer biology and M.D. from Stanford Medical School. The Nominating and Corporate Governance Committee and the Board of Directors believe that Dr. Bird’s drug development and commercialization expertise and experience as a successful venture capitalist brings important strategic insight and drug commercialization expertise to the Board of Directors, as well as provide experience working with the investment community.

Gino Santini. Mr. Santini, 56, has served on the Board of Directors since March 2012. Mr. Santini currently serves on the Board of Directors of AMAG Pharmaceuticals, Inc. and Allena Pharmaceuticals, Inc. and is retired from a distinguished career with Eli Lilly and Company that spanned nearly three decades. During his tenure at Lilly, Mr. Santini held various leadership positions of increasing responsibility, including manager of various international regions, president of the women’s health franchise and president of U.S. operations. Mr. Santini capped his career at Lilly as a member of the company’s executive committee and as the senior vice president of corporate strategy and business development. Mr. Santini, fluent in four languages, holds an undergraduate degree in mechanical engineering from the University of Bologna and a master’s in business administration from the University of Rochester. The Nominating and Corporate Governance Committee and the Board of Directors believe that Mr. Santini’s extensive international and domestic commercial and business development experience brings important insight to the Board of Directors as it plans the Company’s future growth.

Timothy P. Walbert. Mr. Walbert, 45, has served as the Company’s Chairman of the Board of Directors and the Company’s President and Chief Executive Officer since its inception in March 2010. Mr. Walbert has also served as the President and Chief Executive Officer of Horizon Pharma USA since June 2008 and on its Board of Directors since July 2008. From May 2007 to June 2009, Mr. Walbert served as President, Chief Executive Officer and director of IDM Pharma, Inc. (“IDM”), a biopharmaceutical company which was acquired by Takeda America Holdings, Inc. (“Takeda”), in June 2009. From January 2006 to May 2007, Mr. Walbert served as executive vice president, commercial operations of NeoPharm, Inc., a biopharmaceutical company. From June

2001 to August 2005, Mr. Walbert served as divisional vice president and general manager, Immunology, where he led the global development and launch of HUMIRA, which exceeded $9.0 billion in 2012 sales, and divisional vice president, global cardiovascular strategy at Abbott, a broad-based healthcare company, now AbbVie. From April 1998 to June 2001, Mr. Walbert served as director, Celebrex North America and arthritis team leader, Asia Pacific, Latin America and Canada at G.D. Searle & Company (“G.D. Searle”), a pharmaceutical company. From 1991 to 1998, Mr. Walbert also held sales and marketing roles with increasing responsibility at G.D. Searle, Merck & Co., Inc. and Wyeth. Mr. Walbert received his B.A. in business from Muhlenberg College, in Allentown, Pennsylvania. Mr. Walbert also serves on the Board of Directors of XOMA Ltd. (NASDAQ: XOMA), Raptor Pharmaceutical Corp. (NASDAQ: RPTP), the Biotechnology Industry Organization (BIO), the Illinois Biotechnology Industry Organization (iBIO), ChicagoNEXT, a World Business Chicago (WBC) led council of technology leaders and the Greater Chicago Arthritis Foundation. The Nominating and Corporate Governance Committee and the Board of Directors believe that Mr. Walbert’s business expertise, including his prior executive level leadership, give him the operational expertise, breadth of knowledge and valuable understanding of the Company’s industry, which qualify him to serve as a director and to lead the Board of Directors as its Chairman.

Directors Continuing in Office Until the 2015 Annual Meeting

Michael Grey. Mr. Grey, 60, has served on the Board of Directors since September 2011 and as lead independent director of the Company since August 2012. Mr. Grey currently serves as president and Chief Executive Officer at Lumena Pharmaceuticals, Inc. and is a venture partner at Pappas Ventures. Mr. Grey holds over 30 years of experience in the pharmaceutical and biotechnology industries, and has held senior positions at a number of companies, including president and Chief Executive Officer of SGX Pharmaceuticals, Inc. (sold to Eli Lilly in 2008), president and Chief Executive Officer of Trega Biosciences, Inc. (sold to Lion Bioscience in 2001) and president of BioChem Therapeutic Inc. For approximately 20 years, Mr. Grey served in various roles with Glaxo, Inc. and Glaxo Holdings, P.L.C., culminating in his position as vice president, corporate development and director of international licensing. Mr. Grey also serves on the Board of Directors of BioMarin Pharmaceutical Inc. and Selventa, Inc. Mr. Grey received a B.S. in chemistry from the University of Nottingham in the United Kingdom. The Nominating and Corporate Governance Committee and the Board of Directors believe that Mr. Grey is qualified to serve as a director of the Company on the basis of his extensive experience managing pharmaceutical and biopharmaceutical companies, which will bring important strategic insight to the Board of Directors as it plans the Company’s future growth.

Ronald Pauli. Mr. Pauli, 52, has served on the Board of Directors since September 2011. Mr. Pauli is currently a financial consultant for the pharmaceutical and life science industries. Prior to that, Mr. Pauli held senior positions at a number of biopharmaceutical companies, including chief financial officer at Sagent Pharmaceuticals, Inc. and NeoPharm, Inc. and corporate controller and interim chief financial officer at Abraxis BioScience, Inc. (formerly American Pharmaceutical Partners, Inc.). In addition, Mr. Pauli previously served as corporate controller for Applied Power, Inc. and R.P. Scherer Corporation, held multiple finance positions at Kmart Corporation and began his career with Ernst & Whinney. Mr. Pauli received a B.S. in accounting from Michigan State University and a master’s degree in finance from Walsh College. The Nominating and Corporate Governance Committee and the Board of Directors believe that Pauli is qualified to serve as a director of the Company on the basis of his financial experience at numerous biotechnology and pharmaceutical companies, which will add valuable expertise in guiding the strategic direction of the Company and working with the investment community.

INFORMATION REGARDING THE BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

The following table sets forth information regarding our directors as of March 14, 2013:

Board Composition

The Board of Directors currently consists of seven members and is divided into three classes, as follows:

•	Class I, which consists Mr. Grey and Mr. Pauli, and whose term will expire at our 2015 Annual Meeting;

•	Class II, which consists of Dr. Formela and Dr. Himawan, and whose term will expire at our 2013 Annual Meeting; and

•	Class III, which consists of Dr. Bird, Mr. Santini and Mr. Walbert, and whose term will expire at our 2014 Annual Meeting.

At each Annual Meeting of stockholders, the successors to directors whose terms then expire will serve until the third Annual Meeting following their election and until their successors are duly elected and qualified. The authorized number of directors may be changed only by resolution of the Board of Directors. Any additional directorships resulting from an increase in the number of directors will be distributed between the three classes so that, as nearly as possible, each class will consist of one-third of the directors. This classification of the Board of Directors may have the effect of delaying or preventing changes in our control or management. Our directors may be removed for cause by the affirmative vote of the holders of at least 66 2/3% of our voting stock.

Independence of the Board of Directors

As required under the NASDAQ Stock Market (“NASDAQ”) listing standards, a majority of the members of a listed company’s Board of Directors must qualify as “independent,” as affirmatively determined by the Board of Directors. The Board consults with the Company’s counsel to ensure that the Board’s determinations are consistent with relevant securities and other laws and regulations regarding the definition of “independent,” including those set forth in pertinent listing standards of NASDAQ, as in effect from time to time.

Consistent with these considerations, after review of all relevant identified transactions or relationships between each director, or any of his or her family members, and the Company, its senior management and its independent registered public accounting firm, the Board has affirmatively determined that the following six directors are independent directors within the meaning of the applicable NASDAQ listing standards: Mr. Grey, Mr. Pauli, Dr. Formela, Dr. Himawan, Dr. Bird and Mr. Santini. In making this determination, the Board found that none of these directors or nominees for director had a material or other disqualifying relationship with the Company.

Mr. Walbert, the Company’s President and Chief Executive Officer is not an independent director by virtue of his employment with the Company. The Company’s definitions of “independence” for its directors can be located on its corporate website at www.horizonpharma.com.

Code of Ethics

The Company has adopted a Code of Business Conduct and Ethics that applies to all officers, directors and employees. The Code of Business Conduct and Ethics is available on the Company’s website at www.horizonpharma.com. If the Company makes any substantive amendments to the Code of Business Conduct and Ethics or grants any waiver from a provision of the Code to any executive officer or director, the Company will promptly disclose the nature of the amendment or waiver on its website.

Board Leadership Structure

The Company’s Board of Directors is currently chaired by the President and Chief Executive Officer of the Company, Mr. Walbert. The Company believes that combining the positions of Chief Executive Officer and Board Chair helps to ensure that the Board and management act with a common purpose. In the Company’s view, separating the positions of Chief Executive Officer and Board Chair has the potential to give rise to divided leadership, which could interfere with good decision-making or weaken the Company’s ability to develop and implement strategy. Instead, the Company believes that combining the positions of Chief Executive Officer and Board Chair provides a single, clear chain of command to execute the Company’s strategic initiatives and business plans. In addition, the Company believes that a combined Chief Executive Officer/Board Chair is better positioned to act as a bridge between management and the Board, facilitating the regular flow of information. The Company also believes that it is advantageous to have a Board Chair with an extensive history with and knowledge of the Company (as is the case with the Company’s Chief Executive Officer) as compared to a relatively less informed independent Board Chair.

The Company requires the election, by the independent directors of the Board, of an independent lead director to serve during any period when there is no independent Chairman of the Board. Because Mr. Walbert is currently serving as Chief Executive Officer and Chairman of the Board, in August 2012, the independent directors of the Board named Mr. Grey as the lead independent director. The lead independent director periodically establishes the agenda for meetings of the independent directors, coordinates with the committee chairs to report committee matters to the full Board, presides over executive sessions and other meetings of the independent directors, conveys messages from meetings of the independent directors to the Chief Executive Officer and makes himself available to discuss with other directors any concerns they may have about the Company and its performance. The Company believes that this leadership structure provides the appropriate level of independent oversight necessary to ensure that the Board meets its fiduciary obligations to the Company’s stockholders, that the interests of management and our stockholders are properly aligned, and that we establish and follow sound business practices and strategies that are in the best interests of our stockholders.

Stockholder Communications With the Board of Directors

The Company’s Board has adopted a formal process by which stockholders may communicate with the Board or any of its directors. Stockholders who wish to communicate with the Board may do so by sending written communications addressed to the Secretary of Horizon at 520 Lake Cook Road, Suite 520, Deerfield, IL 60015 or communicate online to the Board of Directors as a group. This information is available on the Company’s website at www.horizonpharma.com.

Each communication will be reviewed by Horizon’s Secretary to determine whether it is appropriate for presentation to the Board or such director. Examples of inappropriate communications include advertisements, solicitations or hostile communications. Communications determined by the Secretary to be appropriate for presentation to the Board or such director will be submitted to the Board or such director on a periodic basis.

All communications directed to the Audit Committee in accordance with the Company’s Whistleblower Hotline that relate to questionable accounting or auditing matters involving the Company will be promptly and directly forwarded to the Audit Committee.

Role of the Board in Risk Oversight

One of the Board’s key functions is informed oversight of the Company’s risk management process. The Board does not have a standing risk management committee, but rather administers this oversight function directly through the Board as a whole, as well as through various Board standing committees that address risks inherent in their respective areas of oversight. In particular, the Company’s Board is responsible for monitoring and assessing strategic risk exposure, including a determination of the nature and level of risk appropriate for the Company. Our Audit Committee has the responsibility to consider and discuss our major financial risk exposures and the steps our management has taken to monitor and control these exposures, including guidelines and policies to govern the process by which risk assessment and management is undertaken. The Audit Committee also monitors compliance with legal and regulatory requirements, in addition to oversight of the performance of our internal audit function. Our Nominating and Corporate Governance Committee monitors the effectiveness of our corporate governance guidelines, including whether they are successful in preventing illegal or improper liability-creating conduct. Our Compensation Committee assesses and monitors whether any of our compensation policies and programs has the potential to encourage excessive risk-taking.

Meetings of the Board of Directors

The Board of Directors held 9 meetings and acted by unanimous written consent without a meeting two times during 2012. Each Board member attended 75% or more of the aggregate number of meetings of the Board and of the committees on which he served, held during the portion of the last fiscal year for which he was a director or committee member.

Information Regarding Committees of the Board of Directors

The Board has three standing committees: an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee. The following table provides membership and meeting information for fiscal 2012 for each of the Board committees:

Name	Audit		Compensation		Nominating and Corporate Governance
Jeffrey W. Bird, M.D., Ph.D.					X	*
Hubert Birner, Ph.D.(1)					X
Louis Bock(2)	X
Jean-François Formela, M.D.			X	*
Michael Grey	X		X
Jeff Himawan, Ph.D.			X
Ronald Pauli	X	*			X
Gino Santini(3)	X				X
Total meetings in fiscal 2012	4		2		2

*	Committee Chairperson during 2012
(1)	Dr. Birner served on the Board of Directors and the Nominating and Corporate Governance Committee until March 2012.
(2)	Mr. Bock served on the Board of Directors and the Audit Committee until June 2012.
(3)	Mr. Santini has served on the Board of Directors, the Audit Committee and the Nominating and Corporate Governance Committee since March 2012.

Each of the committees has authority to engage legal counsel or other experts or consultants, as it deems appropriate to carry out its responsibilities. The Board of Directors has determined that each member of each committee meets the applicable NASDAQ rules and regulations regarding “independence” and that each member is free of any relationship that would impair his or her individual exercise of independent judgment with regard to the Company.

Below is a description of each committee of the Board of Directors.

Audit Committee

The Audit Committee of the Board of Directors was established by the Board in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), to oversee the Company’s corporate accounting and financial reporting processes and audits of its financial statements. The

Audit Committee is composed of three non-employee directors: Mr. Pauli, Mr. Grey and Mr. Santini, with Mr. Pauli serving as the chairperson of the Audit Committee. The Audit Committee met four times during the last fiscal year. The Audit Committee has adopted a written charter that is available to stockholders on the Company’s website at www.horizonpharma.com.

The Audit Committee performs numerous functions including, among other things:

•

evaluating the performance, independence and qualifications of the Company’s independent registered public accounting firm and determining whether to retain the Company’s existing independent registered public accounting firm or engage a new independent registered public accounting firm;

•	reviewing and approving the engagement of the Company’s independent registered public accounting firm to perform audit services and any permissible non-audit services;

•	monitoring the rotation of partners of the Company’s independent registered public accounting firm on the Company’s engagement team as required by law;

•	reviewing the Company’s annual and quarterly financial statements and reports and discussing the statements and reports with the Company’s independent registered public accounting firm and management;

•

reviewing with the Company’s independent registered public accounting firm and management significant issues that arise regarding accounting principles and financial statement presentation, and matters concerning the scope, adequacy and effectiveness of the Company’s financial controls;

•	as appropriate, reviewing any earnings announcements and other public announcements regarding material developments;

•	establishing procedures for the receipt, retention and treatment of complaints received by the Company regarding financial controls, accounting or auditing matters and other matters;

•	preparing the report that the SEC requires in the Company’s annual proxy statement;

•	reviewing and providing oversight with respect to any related party transactions and monitoring compliance with the Company’s code of business conduct and ethics;

•	reviewing the Company’s major financial risk exposures, including the guidelines and policies to govern the process by which risk assessment and risk management is implemented;

•	reviewing the Company’s investment policy on a periodic basis; and

•	reviewing and evaluating, at least annually, the performance of the Audit Committee, including compliance of the Audit Committee with its charter.

The Board of Directors reviews the NASDAQ listing standards definition of independence for Audit Committee members on an annual basis and has determined that all members of the Company’s Audit Committee are independent (as independence is currently defined in Rule 5605(c)(2)(A)(i) and (ii) of the NASDAQ listing standards).

The Board of Directors has also determined that Mr. Pauli qualifies as an “audit committee financial expert,” within the meaning of SEC regulations and the NASDAQ Listing Rules. In making this determination, the Board of Directors has considered the formal education and nature and scope of Mr. Pauli’s previous experience, coupled with past and present service on various audit committees. Both the independent registered public accounting firm and management periodically meet privately with the Audit Committee.

Report of the Audit Committee of the Board of Directors

The material in this report is not “soliciting material,” is not deemed “filed” with the SEC and is not to be incorporated by reference in any filing of the Company under the Securities Act of 1933, as amended (the “Securities Act”), or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

The Audit Committee has reviewed and discussed the audited financial statements for the fiscal year ended December 31, 2012 with management of the Company. The Audit Committee has discussed with the independent registered public accounting firm the matters required to be discussed by Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1. AU section 380), as adopted by the Public Company Accounting Oversight Board (“PCAOB”) in Rule 3200T. The Audit Committee has also received the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the PCAOB regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence, and has discussed with the independent registered public accounting firm the accounting firm’s independence. Based on the foregoing, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2012.

Audit Committee

Ronald Pauli, Chairman

Michael Grey

Gino Santini

Compensation Committee

During 2012, the Compensation Committee was composed of three directors: Dr. Formela, Mr. Grey and Dr. Himawan. Effective as of January 1, 2013, the Compensation Committee consists of Mr. Grey, Dr. Himawan and Mr. Pauli, with Dr. Himawan serving as the chairperson of the Compensation Committee. All members of the Compensation Committee are independent (as independence is currently defined in Rule 5605(a)(2) of the NASDAQ listing standards). The Compensation Committee met two times during the fiscal year. The Compensation Committee has adopted a written charter that is available to stockholders on the Company’s website at www.horizonpharma.com.

The Compensation Committee of the Board of Directors acts on behalf of the Board of Directors to review, recommend for adoption and oversee the Company’s compensation strategy, policies, plans and programs, including:

•	reviewing and recommending to the Board of Directors the compensation and other terms of employment of the Company’s executive officers;

•

reviewing and recommending to the Board of Directors performance goals and objectives relevant to the compensation of the Company’s executive officers and assessing their performance against these goals and objectives;

•	evaluating and approving the equity incentive plans, compensation plans and similar programs advisable for the Company, as well as modification or termination of existing plans and programs;

•	evaluating and recommending to the Board of Directors the type and amount of compensation to be paid or awarded to non-employee members of the Board of Directors;

•	administering the Company’s equity incentive plans;

•	establishing policies with respect to equity compensation arrangements;

•

reviewing the competitiveness of the Company’s executive compensation programs and evaluating the effectiveness of the Company’s compensation policy and strategy in achieving expected benefits to the Company;

•

reviewing and recommending to the Board of Directors the terms of any employment agreements, severance arrangements, change in control protections and any other compensatory arrangements for its executive officers;

•	preparing the report that the SEC requires in the Company’s annual proxy statement;

•	reviewing the adequacy of the Company’s Compensation Committee charter on a periodic basis;

•	reviewing and evaluating, at least annually, the performance of the Compensation Committee; and

•

evaluating risks associated with the Company’s compensation policies and practices and assessing whether risks arising from the Company’s compensation policies and practices for its employees are reasonably likely to have a material adverse effect on the Company.

Each year, the Compensation Committee reviews with management the Company’s Compensation Discussion and Analysis and considers whether to recommend that it be included in proxy statements and other filings.

In making its compensation decisions and recommendations, the Compensation Committee may take into account the recommendations of the Chief Executive Officer and other senior management, which, as defined in the Compensation Committee charter, includes any officer who reports directly to the Chief Executive Officer and any other officer of the Company or its subsidiaries so designated by the Chief Executive Officer. Other than giving such recommendations, however, the Chief Executive Officer and other senior management have no formal role and no authority to determine the amount or form of executive and director compensation.

The Compensation Committee may, at the expense of the Company, retain legal counsel (which may, but need not be, the regular corporate counsel to the Company) and other consultants and advisors to assist it with its functions. The Compensation Committee has authority to approve such advisors’ fees and other retention terms and to terminate its relationship with any advisor that it retains. In addition, the Compensation Committee has authority to delegate its responsibilities to subcommittees or individual committee members.

Compensation Committee Interlocks and Insider Participation

The Compensation Committee consisted of Dr. Formela, Mr. Grey and Dr. Himawan during the fiscal year ended December 31, 2012. No member of our Compensation Committee has ever been an executive officer or employee of the Company. None of the Company’s officers currently serves, or has served during the last completed year, on the Compensation Committee or Board of Directors of any other entity that has one or more officers serving as a member of our Board of Directors or Compensation Committee. Prior to establishing the Compensation Committee, our full Board of Directors made decisions relating to compensation of the Company’s officers.

Compensation Committee Report

The material in this report is not “soliciting material,” is furnished to, but not deemed “filed” with, the SEC and is not to be incorporated by reference in any filing of Horizon under the Securities Act or Exchange Act whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis (“CD&A”) contained in this Proxy Statement. Based on this review and discussion, the Compensation Committee has recommended to the Board of Directors that the CD&A be included in this Proxy Statement.

Compensation Committee

Jeff Himawan, Ph.D., Chairman

Michael Grey

Ronald Pauli

Nominating and Corporate Governance Committee

During 2012, the Nominating and Corporate Governance Committee was composed of the following directors: Dr. Bird, Dr. Birner (who served until March 2012), Mr. Pauli and Mr. Santini (who has served since March 2012) . Effective as of January 1, 2013, the Nominating and Corporate Governance Committee consists of Dr. Bird, Dr. Formela and Mr. Santini, with Mr. Santini serving as the chairperson of the Nominating and Corporate Governance Committee. All members of the Nominating and Corporate Governance Committee are independent (as independence is currently defined in Rule 5605(a)(2) of the NASDAQ listing standards). The Nominating and Corporate Governance Committee met two times during the fiscal year. The Nominating and Corporate Governance Committee has adopted a written charter that is available to stockholders on the Company’s website at www.horizonpharma.com.

The functions of the Nominating and Corporate Governance Committee include, among other things:

•	identifying, reviewing and evaluating candidates to serve on the Board of Directors;

•	determining the minimum qualifications for service on the Board of Directors;

•	evaluating director performance on the Board and applicable committees of the Board;

•	considering nominations by stockholders of candidates for election to the Board;

•	considering and assessing the independence of members of the Board of Directors;

•	developing, as appropriate, a set of corporate governance principles, and reviewing and recommending to the Board of Directors any changes to such principles;

•

periodically reviewing the Company’s policy statements to determine their adherence to its Code of Business Conduct and Ethics and considering any request by the Company’s directors or executive officers for a waiver from such Code;

•	reviewing the adequacy of its charter on an annual basis; and

•	evaluating, at least annually, the performance of the Nominating and Corporate Governance Committee.

The Nominating and Corporate Governance Committee will consider candidates for the Board of Directors who are recommended by stockholders, directors, third party search firms engaged by the Company and other sources. When selecting candidates for recommendation to the Board of Directors, the Nominating and Corporate Governance Committee will consider the attributes of the candidates and the needs of the Board of Directors and will review all candidates in the same manner, regardless of the source of the recommendation. In evaluating director nominees, a candidate should have certain minimum qualifications, including being able to read and understand basic financial statements, having familiarity with our business and industry, having high moral character and mature judgment, and being able to work collegially with others. In addition, factors such as the following shall be considered:

•

the independence standards established by the Company, the presence of any material interests that could cause a conflict between the Company’s interests and the interests of the director nominee, and the director nominee’s ability to exercise his or her best business judgment in the interest of all stockholders;

•	the director nominee’s willingness to adhere to the Company’s Code of Ethics;

•

the director nominee’s ability to devote sufficient time to the business of the Board of Directors and at least one of the standing committees of the Board of Directors, in light of the number of other Boards on which the director nominee serves (for profit and not-for-profit) and the other business and professional commitments of the director nominee;

•	the appropriate size and the diversity of the Company’s Board of Directors;

•

the knowledge, skills and experience of the director nominee, including experience in the industry in which the Company operates, as well as in the general areas of business, finance, management and public service, in light of prevailing business conditions and the knowledge, skills and experience already possessed by other members of the Board of Directors;

•	the director nominee’s familiarity with domestic and international business matters;

•	legal and regulatory requirements that are applicable to the Company;

•	the director nominee’s experience with accounting rules and practices;

•	the director nominee’s ability to enhance the relationship of the Company’s business to the changing needs of society; and

•	the desire of the Board of Directors to balance the considerable benefit of continuity with the periodic injection of the fresh perspective provided by new members.

The Nominating and Corporate Governance Committee believes in an expansive definition of diversity that includes differences of experience, education and talents, among other things. While the Nominating and Corporate Governance Committee does not have a formal policy in this regard, the diversity of the Board is listed as a factor to be considered in evaluating candidates for the Board, among others, in the Horizon Pharma, Inc. Nominating and Corporate Governance Committee Charter, which is available on our website. The Nominating and Corporate Governance Committee seeks to achieve a range of talents, skills and expertise on the Board and evaluates each nominee with regard to the extent to which he or she contributes to this overall mix.

The Nominating and Corporate Governance Committee will consider director candidates recommended by Horizon stockholders. The Nominating and Corporate Governance Committee does not intend to alter the manner in which it evaluates a candidate for nomination to the Board based on whether or not the candidate was recommended by a Horizon stockholder.

Stockholders who wish to recommend individuals for consideration by the Nominating and Corporate Governance Committee to become nominees for election to the Board at an Annual Meeting must do so by delivering a written recommendation to the Nominating and Corporate Governance Committee c/o Horizon Pharma, Inc., 520 Lake Cook Road, Suite 520, Deerfield, IL 60015, Attn: Secretary, (i) no later than the close of business on December 30, 2013, which is 120 days prior to the first anniversary of the mailing date of this Proxy Statement, if such nomination is to be included in the Company’s proxy statement and form of proxy relating to the Annual Meeting, and (ii) no later than the close of business on March 2, 2014, which is 90 days prior to the first anniversary of the 2013 Annual Meeting, if such nomination is not to be included in the Company’s proxy statement and form of proxy relating to the Annual Meeting. Each submission must set forth:

•	the name and address of the Horizon stockholder on whose behalf the submission is made;

•	the number of Horizon shares that are owned beneficially by such stockholder as of the date of the submission;

•	the full name of the proposed candidate;

•	a description of the proposed candidate’s business experience for at least the previous five years;

•	complete biographical information for the proposed candidate; and

•	a description of the proposed candidate’s qualifications as a director.

Each submission must be accompanied by the written consent of the proposed candidate to be named as a nominee and to serve as a director if elected.

EXECUTIVE OFFICERS

The following table sets forth information regarding executive officers as of March 14, 2013:

Name	Age	Position with the Company
Timothy P. Walbert	45	President, Chief Executive Officer and Chairman of the Board of Directors
Robert J. De Vaere	55	Executive Vice President, Chief Financial Officer
Jeffrey W. Sherman, M.D., FACP	58	Executive Vice President, Development, Regulatory Affairs, Manufacturing and Chief Medical Officer
Todd N. Smith	43	Executive Vice President, Chief Commercial Officer

The following is biographical information as of March 14, 2013 for our executive officers other than Mr. Walbert, whose biographical information is included above.

Robert J. De Vaere. Mr. De Vaere has served as our executive vice president and Chief Financial Officer since our inception in March 2010 and as the executive vice president and Chief Financial Officer of Horizon Pharma USA since October 2008. From May 2007 to June 2009, Mr. De Vaere served as senior vice president, finance and administration and Chief Financial Officer at IDM, which was acquired by Takeda in 2009. From August 2006 to April 2007, Mr. De Vaere served as Chief Financial Officer at Nexa Orthopedics, Inc., a medical device company, which was acquired by Tornier, Inc. in February 2007. From August 2005 to March 2006, Mr. De Vaere served as vice president, finance and administration and Chief Financial Officer at IDM. From May 2000 to August 2005, Mr. De Vaere served as vice president and Chief Financial Officer at Epimmune Incorporated, a pharmaceutical company focused on the development of vaccines, which was combined with IDM in August 2005. Prior to 2000, Mr. De Vaere served as vice president of finance and administration and Chief Financial Officer at Vista Medical Technologies, Inc., a medical device company. Mr. De Vaere received his B.S. from the University of California, Los Angeles.

Jeffrey W. Sherman, M.D., FACP. Dr. Sherman has served as our executive vice president, development, regulatory affairs, manufacturing and chief medical officer since June 2011, as our executive vice president, development and regulatory affairs and chief medical officer since our inception in March 2010 and as the executive vice president, development and regulatory affairs and chief medical officer of Horizon Pharma USA since June 2009. From June 2009 to June 2010, Dr. Sherman served as president and Board member of the Drug Information Association (“DIA”), a nonprofit professional association of members who work in government regulatory, academia, patient advocacy, and the pharmaceutical and medical device industry. Dr. Sherman is now a past president of DIA and serves as DIA liaison to the Clinical Trial Transformation Initiative, a public-private partnership founded by the U.S. Food and Drug Administration (“FDA”) and Duke University to improve the quality and efficiency of clinical trials. He also serves on the Board of Advisors of the Center for Information and Study on Clinical Research Participation, a nonprofit organization dedicated to educating and informing the public, patients, medical/research communities, the media, and policy makers about clinical research and the role each party plays in the process. Dr. Sherman is an adjunct assistant professor of Medicine at the Northwestern University Feinberg School of Medicine and is a member of a number of professional societies as well as a diplomat of the National Board of Medical Examiners and the American Board of Internal Medicine. From August 2007 to June 2009, Dr. Sherman served as senior vice president of research and development and chief medical officer at IDM which was acquired by Takeda in 2009. From June 2007 to August 2007, Dr. Sherman served as vice president of clinical science at Takeda, a pharmaceutical research and development center. From September 2000 to June 2007, Dr. Sherman served as chief medical officer and executive vice president at NeoPharm, Inc., a biopharmaceutical company. From October 1992 to August 2000, Dr. Sherman served as director, senior director and executive director of clinical research and head of oncology global medical operations at Searle/Pharmacia (“Searle”), a pharmaceutical company. Prior to joining Searle, Dr. Sherman worked in clinical pharmacology and clinical research at Bristol-Myers Squibb Company, a biopharmaceutical company. Dr. Sherman received his M.D. from the Rosalind Franklin University/Chicago Medical School. Dr. Sherman completed an internal medicine internship, residency and chief medical residency at Northwestern University as well as fellowship training at the University of California, San Francisco (“UCSF”). Dr. Sherman was also a research associate at the Howard Hughes Medical Institute at UCSF.

Todd N. Smith. Mr. Smith has served as our executive vice president and chief commercial officer since February 2012. Prior to that, Mr. Smith served as our senior vice president, sales, marketing and business development since October 2010. From January 2009 to August 2010, Mr. Smith served as vice president, global marketing, strategy and business development at Fenwal, Inc., a global medical device technology company, and managed a team of approximately 100 people located in the U.S. and abroad. Mr. Smith also served as vice president of automated business from May 2008 to January 2009, and amicus category business unit director from November 2007 to May 2008 at Fenwal. From April 2006 to November 2007, Mr. Smith served as director of marketing, virology franchise, at Abbott Laboratories and managed marketing and field teams of approximately 85 people. From March 2004 to April 2006, Mr. Smith served as director of sales, virology franchise, at Abbott, now AbbVie, managing a sales and training team of approximately 200 people. From April 2003 to April 2004, Mr. Smith served as deputy director – product management, segment markets and managed care, at Bayer Biological Products, a pharmaceutical company. At Bayer Biological Products, Mr. Smith also served as associate director of coagulation products from April 2002 to April 2003. From April 2001 to April 2002, Mr. Smith served as associate director of business development at Achillion Pharmaceuticals, Inc., a biopharmaceutical company focused on infectious disease. Prior to April 2001, Mr. Smith served as a regional sales manager, product manager and sales specialist at Agouron Pharmaceuticals, Inc., a pharmaceutical company, which was acquired by Pfizer Inc. in February 2000. Mr. Smith received his B.A. from Norwich University.

COMPENSATION DISCUSSION AND ANALYSIS

Overview

This Compensation Discussion and Analysis discusses the compensation philosophy, policies and principles underlying our executive compensation decisions for the 2012 fiscal year. It provides qualitative information on the factors relevant to these decisions and the manner in which compensation is awarded to our executive officers who have been named in the Summary Compensation Table included in this Proxy Statement and whom we refer to as our named executive officers.

Our Board of Directors has delegated responsibility for creating, reviewing and making recommendations regarding the compensation of our executive officers to the Compensation Committee of our Board of Directors, which is composed of independent directors under SEC regulations and the NASDAQ Listing Rules. The role of the Compensation Committee is to oversee our compensation and benefit plans and policies, to administer our equity incentive plans and to annually review and make recommendations to our Board of Directors who approve all compensation decisions relating to our executive officers.

Consideration of Stockholder Advisory Votes. Our say-on-pay vote held at our 2012 Annual Meeting of Stockholders was supported by 99.7% of the votes affirmatively cast, excluding abstentions and broker non votes. While this vote was only advisory, our Compensation Committee interpreted it to be a very positive affirmation from our stockholders that they strongly endorse our historical compensation philosophy, policies and decisions. Accordingly, the Compensation Committee determined to not make any significant changes in setting 2012 or 2013 compensation levels for our executives. When determining how often to hold an advisory vote on executive compensation, the Board recommended and our stockholders agreed upon, an annual vote. In addition to holding an annual advisory vote on executive compensation, we are committed to ongoing engagement with our stockholders on executive compensation and corporate governance issues.

Executive Summary

Our Compensation Committee believes that our executive compensation program is appropriately designed and reasonable in light of the executive compensation programs of our industry group and peer group companies in that it both encourages our named executive officers to work for our long-term prosperity and reflects a pay-for-performance philosophy, without encouraging our employees to assume excessive risks. The major aspects of our executive compensation program include the following:

•

No Guaranteed Salary Increases or Bonus Awards. We do not provide our named executive officers with guaranteed salary increases or bonuses. Our named executive officers are employed at-will and are expected to demonstrate strong performance in order to continue serving as members of the executive team.

•

No Excessive Perquisites. We do not provide personal lifestyle perquisites, such as country club memberships, vacation units, personal use of aircraft, personal entertainment accounts, or similar perquisites, nor do we provide tax-gross ups for any executive perquisites.

•

Responsible Severance and Change in Control Compensation. Our executive employment agreements and our Severance Benefit Plan, in all cases require an involuntary or constructive termination of employment for our named executive officers to be eligible for any non-change of control related severance benefits or change of control related severance benefits. The severance benefits are less than two times the annual base salary for any of our named executive officers and we do not provide any tax gross-ups.

Compensation Objectives

We believe in providing a competitive total compensation package to our executive management team through a combination of base salary, discretionary annual bonuses, grants under our equity incentive compensation plan and severance and change in control benefits. Our executive compensation programs are designed to achieve the following objectives:

•	attract and retain talented and experienced executives to manage our business to meet our long-term objectives;

•	motivate and reward executives whose knowledge, skills and performance are critical to our success;

•	align the interests of our executive officers and stockholders by motivating executive officers to achieve performance objectives that will increase stockholder value;

•

provide a competitive compensation package in which total compensation is determined in part by market factors, key performance objectives and milestones and the achievement level of these performance objectives and milestones by our executive officers; and

•	reward the achievement of key corporate and individual performance measures.

Our Compensation Committee believes that our executive compensation programs should include short- and long-term performance incentive components, including cash and equity-based compensation, and should reward consistent performance that meets or exceeds expectations by increasing base salary levels, awarding cash bonuses and granting additional equity awards, as appropriate. The Compensation Committee evaluates both performance and compensation to make sure that the total compensation provided to our executives remains competitive relative to compensation paid by companies of similar size, geographic location and stage of development operating in the life sciences industries, taking into account our relative performance and our own strategic objectives.

Setting Executive Compensation

The Compensation Committee reviews and determines generally on an annual basis the compensation to be paid to our Chief Executive Officer and other executive officers. As part of this process, we conduct an annual review of the aggregate level of our executive compensation, as well as the mix of elements used to compensate our executive officers and a review of historic compensation levels, including prior equity award gains and losses.

When setting executive compensation, the Compensation Committee generally considers compensation paid by life sciences and healthcare services companies included in the Radford Global Life Sciences Survey (“Radford survey”), together with other information made available to it such as compensation analysis performed by independent, third party, compensation specialists. While this information may not always be appropriate as a stand-alone tool for setting compensation due to the aspects of our business and objectives that may be unique to us, the Compensation Committee generally believes that gathering this information is an important part of our compensation-related decision-making process and typically provides additional context and validation for our executive compensation decisions. Our Compensation Committee has not benchmarked our executive compensation against a particular group of companies included in the Radford survey data.

Although our Compensation Committee has used the Radford survey data as a tool in determining executive compensation, it typically has applied its subjective discretion to make compensation decisions and has not targeted our executive compensation against any specific percentile or used a formula to set our executives’ compensation in relation to this survey data.

Our Compensation Committee has typically taken into account advice from other non-employee members of our Board of Directors and publicly available data relating to the compensation practices and policies of other companies within and outside our industry. The Compensation Committee has also considered and intends to continue to consider key performance objectives and milestones and the achievement level of these performance objectives and milestones by our executive officers as well as market factors in setting their base compensation and discretionary bonus levels, and awarding bonuses and long term incentives.

Our Compensation Committee retains the services of third-party executive compensation specialists and consultants from time to time, as it sees fit, to assist the Compensation Committee in making compensation decisions. In 2012, we engaged Compensia Inc., an executive compensation specialist, to analyze our overall executive compensation practices against the practices of an industry peer group of twenty-two pharmaceutical companies with similar market capitalizations, number of employees and revenue levels. The following table shows the companies that made up our benchmark peer group.

Peer Group
Affymax	Pacira Pharmaceuticals
Astex Pharma	POZEN
BioCryst Pharmaceuticals	Progenics Pharmaceutical
Cadence Pharmaceuticals	Sangamo BioSciences
Corcept Therapeutics	Santarus
Cornerstone Therapeutics	Sucampo Pharmaceuticals
Depomed	Synta Pharmaceuticals
Dyax	Transcept Pharmaceuticals
GTx	Vanda Pharmaceuticals
Neurocrine Biosciences	XenoPort
Orexigen Therapeutics	Zogenix

The Compensation Committee may make adjustments to certain components of our executive compensation levels as a result of this more formal compensation benchmarking process as it did in 2012.

In 2012, the Compensation Committee conducted an independence assessment with respect to Compensia Inc.’s role in recommending or determining the amount and form of executive compensation during the fiscal year ended December 31, 2012. In conducting this assessment, the Compensation Committee considered the following factors: whether Compensia Inc. provided any other services to the Company; the amount of fees received by Compensia Inc. from Horizon during 2012 as a percentage of Compensia Inc.’s total revenues for the 12 months ended December 31, 2012; the policies and procedures of Compensia Inc. that are designed to prevent conflicts of interest; any business or personal relationship of the individual representative of Compensia Inc. who worked directly with the Compensation Committee; any stock of Horizon owned by the individual representative of Compensia Inc. who worked directly with the Compensation Committee; and any business or personal relationship of the individual representative of Compensia Inc. who worked directly with the Compensation Committee, or of Compensia Inc., with any of our executive officers. After conducting this assessment, the Compensation Committee concluded that Compensia Inc.’s role in recommending or determining the amount and form of executive compensation during the fiscal year ended December 31, 2012 did not raise any conflict of interest.

Role of the Compensation Committee

After considering the survey data and all other information available to it, including any analysis provided by the compensation consultant, the Compensation Committee exercises subjective discretion in recommending salary adjustments and discretionary cash and equity-based awards for all executive officers for final approval to the Board of Directors.

Role of Chief Executive Officer in Compensation Decisions

The Chief Executive Officer typically evaluates the performance of other executive officers and employees, along with the performance of the Company as a whole against previously determined objectives, on an annual basis and makes recommendations to the Board of Directors or Compensation Committee with respect to annual salary adjustments, bonuses and annual equity awards for the other executives. The Chief Executive Officer is not present during deliberations or voting with respect to his own compensation.

Elements of Executive Compensation

The compensation program for our executive officers consists principally of base salary, annual cash incentive compensation and long-term compensation in the form of equity awards, as well as severance protection for certain of our executive officers through employment agreements with those executive officers and our Severance Benefit Plan. As discussed in more detail below, recommended base salary levels are determined in the Compensation Committee’s discretion after taking into consideration market factors. Annual cash incentive compensation is a target percentage of base salary, with the actual amount awarded determined in the Compensation Committee’s discretion based upon its determination of the level of attainment of performance goals. The amount of cash compensation and the amount of equity awards granted to our executives are both considered in determining total compensation for our executive officers.

Historically, we have not specified a target percentage of the overall compensation to be represented by the various compensation elements. The Compensation Committee’s intention was that performance based cash incentive bonuses and long-term equity compensation should be a significant part of the executive’s compensation and historically, it has represented a significant portion of an executive’s total pay package, so that approximately 30% to 60% of our executive officers total potential compensation is at risk. This helps with implementing a culture in which our named executive officers know that their take home pay, to a large extent, depends upon our performance. Employees in more senior roles have an increasing proportion of their potential compensation at risk and tied to performance because they are in a position to have greater influence on our performance results. For example, 60% of our Chief Executive Officer’s total potential 2012 compensation was at risk. For purposes of such calculations, with respect to stock unit award values, the value of the underlying shares on the date of grant was used.

We have selected each of the executive compensation components for the following reasons:

•

Taken as a whole, the components of the executive compensation program (base pay, annual cash incentive compensation, long-term compensation in the form of equity grants and our severance benefit protections) are comparable to the programs offered by other companies of our size in the life sciences and healthcare services industries; therefore, our compensation program generally helps us attract new executive talent and retain, motivate, and reward the executives that we currently employ.

•

The annual cash incentive program rewards executives for the satisfaction of our pre-established annual corporate performance goals. Compensation under this program directly rewards satisfaction of our corporate objectives and individual performance. We provide this program so that our executives will focus their efforts on annual and longer-term company goals, and to take actions that maximize stockholder value. Our Compensation Committee rewards executives only in the event of satisfactory corporate and individual performance.

•

Equity awards serve several purposes: first, they are a retention device, because the executive must continue employment with us for the awards to vest, and second, our performance restricted stock unit awards that vest upon satisfaction of corporate performance goals incentivize our executives to satisfy key performance objectives that will maximize stockholder value.

Base Salary. Base salaries for our executives are established based on the scope of their responsibilities, individual experience and market factors. Base salaries are reviewed annually, typically in connection with our annual performance review process, and adjusted from time to time to realign salaries with current market levels as reflected by the Radford survey data after taking into account individual responsibilities, performance and experience., and making a subjective determination as to whether and what extent base salaries should be increased based upon those factors. The Compensation Committee does not apply specific formulas to determine its recommendations for increases to base salary, although it has generally recommended increases as a percentage of an executive officer’s then current base salary.

The base salaries for each of 2013, 2012, 2011 and 2010 are as follows:

	Base Salary
Named Executive Officer	2013	2012	2011	2010
Timothy P. Walbert	$589,160	$572,000	$550,000	$450,625
Robert J. De Vaere	$374,920	$364,000	$350,000	$324,450
Jeffrey W. Sherman	$396,340	$384,800	$370,000	$333,900
Todd N. Smith	$375,950	$365,000	$274,275	$265,000
Michael Adatto	$304,500	$300,000	$274,275	$265,000

In December 2012, our Compensation Committee recommended increases to the base salaries for our executive officers, effective January 1, 2013 based on the 2012 Radford survey data which indicated a 3% average level of base salary increases. The Compensation Committee recommended and the Board approved a 3% increase to the annual base salary of Mr. Walbert, Mr. De Vaere, and Dr. Sherman and a 1 1/2 % increase to the annual base salary of Mr. Adatto to reflect their levels of individual responsibility and performance relative to the average levels of base salary increase reflected in the Radford survey. Also, in February 2012, Mr. Smith was promoted from senior vice president, sales, marketing and business development to executive vice president and chief commercial officer. As a result of this promotion and in light of his increased responsibilities, Mr. Smith’s base salary was increased during 2012 from an annualized base salary of $300,000 to $365,000. Mr. Smith’s base salary was increased from $274,275 to $300,000 during 2011, to reflect increased responsibilities and to align his salary within the Radford survey data for those levels of responsibility. Additionally, as part of its annual review of base salaries, in December 2012 our Board approved a further increase in the annual base salary of Mr. Smith of 3% effective January 1, 2013, consistent with the levels of increase generally approved for our named executive officers.

Annual Cash Incentive Compensation. In addition to base salaries, we believe that performance-based cash bonuses play an important role in providing appropriate incentives to our executives to achieve defined annual corporate goals. Pursuant to their employment agreements, each executive officer has an established target cash bonus represented as a percentage of base salary as follows: 60% for Mr. Walbert, 40% for Mr. De Vaere, Dr. Sherman and Mr. Smith and 30% for Mr. Adatto. These established target bonus percentages were deemed market competitive based on Radford data at the time of hire of the executive officers and based on then current data. Bonus target percentages are reviewed annually and may be adjusted by the Compensation Committee in its discretion, although pursuant to the respective employment agreements with Mr. Walbert, Mr. De Vaere, Dr. Sherman and Mr. Smith such percentages may not be reduced without the consent of the executive.

At the beginning of each calendar year, the Compensation Committee determines corporate goals and milestones for the executive officers. At the end of each year, the Compensation Committee reviews and determines the level of achievement for each corporate goal and milestone. Each of these corporate objectives and milestones are assigned a certain weight and bonus payments are determined based on achievement of the various objectives. Final determinations as to discretionary bonus levels are based in part on the achievement of these corporate goals or milestones, as well as the Compensation Committee’s assessment as to the overall development of our business and corporate accomplishments. These corporate goals and milestones, and the proportional emphasis placed on each goal and milestone may vary, from time to time, depending on our overall strategic objectives, but relate generally to factors such as achievement of clinical, regulatory, manufacturing, commercialization and sales milestones for product candidates, financial factors such as raising or preserving capital and performance against our operating budget and individual performance.

Actual bonus award levels are determined in the Compensation Committee’s discretion and recommended to the Board of Directors for approval. At the close of the applicable fiscal year, the Compensation Committee comes to a general, subjective conclusion as to whether the corporate goals were met, whether the executive has performed his duties in a satisfactory manner, and whether there were any other extraordinary factors that should be considered in determining the amount of bonus earned for the year. The Compensation Committee may decide to pay bonuses to the executive officers even if the specified corporate performance goals are not met, in recognition of the officer’s efforts throughout the year in meeting other objectives not contemplated at the beginning of the performance period. In making the final decision on the amount of bonuses earned, if any, the Compensation Committee considers the review of the year-end corporate results as well as the performance of the executive officers. In sum, the amount of variable compensation that is actually earned by our named executive officers is a subjective, entirely discretionary, determination made by the Compensation Committee without the use of pre-determined formulas. The Compensation Committee believes that maintaining discretion to evaluate our and the executive’s performance at the close of the year based on the totality of the circumstances, and to award or fail to award bonus compensation without reliance on rote calculations under set formulas, is appropriate in responsibly discharging its duties. Payouts of awarded bonuses, if any, are generally made in the year following the year of performance.

The 2012 corporate objectives established by the Compensation Committee at the beginning of 2012 were:

•	raising sufficient capital to fund operations;

•	continued execution of the DUEXIS launch plan, including comprehensive sales operations plans with the hiring and training of the additional sales representatives;

•	achieving certain specified sales targets;

•	specific performance objectives relating to clinical development and regulatory milestones including obtaining marketing approval from the FDA for RAYOS in the U.S.; and

•	timely response to questions from the MHRA in the UK to ensure the DUEXIS MAA review remained on schedule.

The Compensation Committee selected these goals because it believed that they are the best indicators of the achievement of the execution of our operating plan and are the factors that are most critical to increasing the value of our common stock. These goals, therefore, best align the financial interests of the named executive officers with those of our stockholders.

In December 2012, based on management’s recommendations and the Compensation Committee’s own review, deliberation and determination of achievement of the corporate objectives and milestones listed above, along with determination of achievement of personal goals, our Compensation Committee recommended and our Board approved bonus percentages for our named executive officers for 2012 as follows: 48% of base salary for Mr. Walbert (80% of the 60% target); 37% of base salary for Dr. Sherman (92.5% of the 40% target); 33% of base salary for Mr. De Vaere (82.5% of the 40% target); 29% of base salary for Mr. Smith (72.5% of the 40% target); and 12% of base salary for Mr. Adatto (35% of the 35% target), which resulted in the awarding of discretionary incentive bonus amounts of $275,000 for Mr. Walbert, $142,000 for Dr. Sherman, $120,000 for Mr. De Vaere, $106,000 for Mr. Smith and $37,000 for Mr. Adatto for 2012 performance. Payment of the discretionary bonuses was made in January 2013.

Long-term Incentive Program. We believe that by providing our executives the opportunity to increase their ownership of our stock, the best interests of stockholders and executives will be more aligned and will encourage long-term performance. The stock awards enable our executive officers to benefit from the appreciation of stockholder value, while personally participating in the risks of business setbacks. Our equity benefit plans have provided our executive officers the primary means to acquire equity or equity-linked interests in us. These equity awards are generally approved in December of each year and granted at the beginning of the subsequent year.

In January 2012, based on the recommendation of the Compensation Committee, the Board granted performance-based restricted stock units covering an aggregate of 510,000 shares of common stock to our named executive officers as part of their overall compensation package and to incentivize our executives to meet certain performance objectives. The award level for each of our named executive officers related to the performance-based restricted stock unit grants were as follows: 140,000 restricted stock units for Mr. Walbert; 110,000 restricted stock units for Mr. De Vaere; 110,000 restricted stock units for Dr. Sherman; 75,000 restricted stock units for Mr. Smith; and 75,000 restricted stock units granted to Mr. Adatto. These award levels were determined by the Compensation Committee to be levels sufficiently large to incentivize our named executive officers to attain our performance objectives and at levels competitive with the long-term incentive compensation levels provided by our peers.

These performance objectives included capital raising goals, revenue growth and market penetration targets. The Board determined these were critical objectives in meeting the corporate goals. Vesting of the performance-based restricted stock units was contingent upon the achievement of certain performance objectives being met during 2012, with vested performance-based restricted stock resulting in the issuance of a related number of shares of common stock on December 31, 2012. The performance objectives included the completion of an equity financing transaction, a specific DUEXIS net sales target, FDA approval of RAYOS, a specific number of new DUEXIS prescriptions and access to reimbursement for DUEXIS through healthcare plans of a targeted percentage of total U.S. lives. The Compensation Committee selected these goals as they believed that these goals were the best indicators in executing our 2012 operating plan and were the objectives that were most critical to increasing the value of our common stock.

During 2012, performance objectives associated with the completion of an equity financing transaction, FDA approval of RAYOS and access to reimbursement for DUEXIS through healthcare plans of a targeted percentage of total U.S. lives were achieved, resulting in the vesting of a total of 225,000 performance-based restricted stock units. The remaining 285,000 performance-based restricted stock units were cancelled at December 31, 2012 as a result of not meeting the other defined performance objectives.

Severance and Change in Control Benefits. Our named executive officers are entitled to certain severance and change in control benefits, the terms of which are further described below under “—Potential Payments Upon Termination or Change-in-Control.” We believe these severance and change in control benefits are an essential element of our overall executive compensation package and assist us in recruiting and retaining talented individuals and aligning the executives’ interests with the best interests of the stockholders.

Mr. Walbert, Mr. De Vaere, Dr. Sherman and Mr. Smith each have severance benefit protection under the terms of their employment agreements which provide for up to 12 months’ base salary and COBRA health insurance premiums in the event of an involuntary or constructive termination. In addition, stock option and other equity awards are subject to acceleration under the terms of their employment agreements in the event of a qualifying termination within 90 days prior to or within 18 months following a change in control. Mr. Walbert also receives his target annual bonus amount for the preceding year in the event of his involuntary termination. Each of Mr. Walbert, Mr. De Vaere, Dr. Sherman and Mr. Smith must enter into a non-competition agreement that is to be effective during the period that the severance benefits are payable.

Our Severance Benefit Plan provides severance benefit protection for executives employed by Horizon Pharma, Inc. and its affiliates that do not have executive employment agreements, for a period of at least three months for vice president level and above. Mr. Adatto does not have severance benefit protection in his employment agreements and instead is eligible to receive severance benefits under the Severance Benefit Plan, which provide for six months’ base salary and COBRA health insurance premiums. In addition, stock option and other equity awards are subject to acceleration in the event of a qualifying termination within 90 days prior to or within 18 months following a change in control.

Severance benefits to our executives are payable only if the executive’s employment is involuntarily terminated without cause or constructively terminated under certain circumstances. The Compensation Committee believes that these benefits are an important element of the named executive officers retention and motivation and consistent with compensation arrangements provided in a competitive market for executive talent, and that the benefits of such severance rights agreements, including generally requiring a release of claims against Horizon as a condition to receiving any severance benefits are in our best interests. The severance benefits are also intended to eliminate, or at least reduce, the reluctance of our executive officers to diligently consider and pursue potential change of control transactions that may be in the best interests of our stockholders.

Other Compensation. All of our executive officers are eligible to receive our standard employee benefits such as our 401(k) Plan, medical, dental, vision coverage, short-term disability, long-term disability, group life insurance, cafeteria plan, and the 2011 Employee Stock Purchase Plan, in each case on the same basis as our other employees. The Compensation Committee periodically reviews the levels of benefits provided to executive officers to ensure they remain reasonable and consistent with its compensation philosophy.

Risk Analysis. The Compensation Committee has reviewed our compensation policies as generally applicable to our employees and believes that our policies do not encourage excessive and unnecessary risk-taking, and that the level of risk that they do encourage is not reasonably likely to have a material adverse effect on the Company. The design of our compensation policies and programs encourage our employees to remain focused on both the short- and long-term goals of the Company. For example, while our cash incentive plan measures performance on an annual basis, our equity awards typically vest over a number of years, which we believe encourages our employees to focus on sustained potential stock price appreciation, thus limiting the potential value of excessive risk-taking.

Accounting and Tax Considerations. We account for stock-based awards exchanged for employee services in accordance with the Compensation — Stock Compensation topic of the Financial Accounting Standards Board Accounting Standards Codification. In accordance with the topic, we are required to estimate and record an expense for each award of equity compensation over the vesting period of the award. Accounting rules also require us to record cash compensation as an expense over the period during which it is earned.

Section 162(m) of the Internal Revenue Code of 1986, as amended (the “IRC”), limits our deduction for federal income tax purposes to not more than $1 million of compensation paid to certain executive officers in a calendar year. Compensation above $1 million may be deducted if it is “performance-based compensation.” To maintain flexibility in compensating our executive officers in a manner designed to promote our objectives, the Compensation Committee has not adopted a policy that requires all compensation to be deductible. However, the Compensation Committee intends to evaluate the effects of the compensation limits of Section 162(m) on any compensation it proposes to grant, and the Compensation Committee intends to provide future compensation in a manner consistent with our best interests and those of our stockholders.

Summary Compensation Table

The following table provides information regarding the compensation earned during the years ended December 31, 2012, 2011 and 2010 by our Chairman, President and Chief Executive Officer; Executive Vice President and Chief Financial Officer; Executive Vice President and Chief Medical Officer; Executive Vice President and Commercial Officer; and Senior Vice President, Managed Care and Commercial Development, whom we collectively refer to as our “named executive officers.”

Name and Principal Position	Year	Salary			Bonus		Option Awards(1)		Stock Awards(2)		Non Equity Incentive Plan			All Other Compensation(11)		Total
Timothy P. Walbert	2012		$572,000			$0		$0		$588,000		$275,000	(3)		$1,218		$1,436,218
President and Chief Executive Officer	2011 2010	$ $	550,000 450,625		$ $	0 0	$ $	797,744 2,182,343	$ $	658,883 0	$ $	363,000 337,969	(3) (3)	$ $	1,218 1,077	$ $	2,370,845 2,972,014

Robert J. De Vaere	2012		$364,000			$0		$0		$462,000		$120,000	(4)		$1,156		$947,156
Executive Vice President and Chief Financial Officer	2011 2010	$ $	350,000 324,450		$ $	0 0	$ $	197,170 813,744	$ $	162,843 0	$ $	162,800 162,225	(4) (4)	$ $	1,156 1,657	$ $	873,969 1,302,076

Jeffrey W. Sherman	2012		$384,800			$0		$0		$462,000		$142,000	(5)		$1,070		$989,870
Executive Vice President and Chief Medical Officer	2011 2010	$ $	370,000 333,900		$ $	0 0	$ $	197,170 813,744	$ $	162,843 0	$ $	162,800 125,213	(5) (5)	$ $	1,070 3,139	$ $	893,883 1,275,996

Todd Smith	2012		$332,583			$0		$0		$315,000		$106,000	(6)		$824		$754,407
Executive Vice President and Chief Commercial Officer	2011 2010	$ $	274,275 66,250	(8)	$ $	0 0	$ $	80,455 182,835	$ $	66,448 0	$ $	96,250 21,863	(6) (6)	$ $	824 127	$ $	518,252 271,075

Michael Adatto(10)	2012		$300,000			$0		$0		$315,000		$37,000	(7)		$1,331		$653,331
Senior Vice President, Managed Care and Commercial Development	2017 2010	$ $	274,275 110,417	(9)	$ $	0 0	$ $	80,455 173,233	$ $	66,448 0	$ $	96,250 36,440	(7) (7)	$ $	1,331 324	$ $	518,759 320,414

(1)	Amounts shown in this column do not reflect actual compensation received by our named executive officers. The amounts reflect the grant date fair value of stock option awards and calculated in accordance with the provisions of Financial Accounting Standards Board (“FASB”) Accounting Standards Codification Topic 718 Compensation–Stock Compensation (“ASC Topic 718”) and assume no forfeiture rate derived in the calculation of the grant date fair value of these awards. Assumptions used in the calculation of these awards are included in Note 16 “Equity Incentive Plans” in the notes to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2012. Our named executive officers will only realize compensation to the extent the trading price of our common stock is greater than the exercise price of such stock options.

(2)	Amounts shown in this column do not reflect actual compensation received by our named executive officers. The amounts reflect the grant date fair values of restricted stock units issued in accordance with the provisions of ASC Topic 718 and were based on the closing stock price of our common stock on the date of grant and assume no forfeiture rate derived in the calculation of the grant date fair value of these awards. Stock awards granted to our named executive officers during 2012 were performance-based restricted stock units and vested only upon the achievement of certain performance objectives during 2012. Stock awards granted to our named executive officers during 2011 were restricted stock units that vest equally in four annual installments commencing on the anniversary date of the grant. See Note 16 “Equity Incentive Plans” in the notes to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2012 for further information on our restricted stock units.
(3)	Mr. Walbert’s target bonus amount for 2010 was $337,969, but payment was deferred until August 2011 upon the completion of the Company’s initial public offering. In December 2011, our Board approved Mr. Walbert’s 2011 bonus in the amount of $363,000, but deferred payment until completion of a debt financing, which occurred in February 2012. Mr. Walbert’s target bonus amount for 2012 was $343,200, or 60% of base salary. In December 2012, our Board approved Mr. Walbert’s bonus in the amount of $275,000, which was paid in January 2013.
(4)	Our Compensation Committee approved Mr. De Vaere’s bonus for 2010 in the amount of $162,225, but deferred payment of the bonus until August 2011, upon completion of the initial public offering. In December 2011, our Board also approved Mr. De Vaere’s 2011 bonus in the amount of $162,800, but deferred payment until the completion of the debt financing, which occurred in February 2012. Mr. De Vaere’s target bonus amount for 2012 was $145,600, or 40% of base salary. In December 2012, our Board approved Mr. De Vaere’s bonus in the amount of $120,000, which was paid in January 2013.
(5)	Our Compensation Committee approved Dr. Sherman’s bonus for 2010 in the amount of $125,213, but deferred payment of the bonus until August 2011, upon completion of the initial public offering. In December 2011, our Board also approved Dr. Sherman’s 2011 bonus in the amount of $162,800, but deferred payment until the completion of the debt financing, which occurred in February 2012. Dr. Sherman’s target bonus amount for 2012 was $153,920, or 40% of base salary. In December 2012, our Board approved Dr. Sherman’s bonus in the amount of $142,000, which was paid in January 2013.
(6)	Mr. Smith’s target bonus amount for 2010 was $79,500, which was pro-rated to $21,863, based on his hire date. Our Compensation Committee approved Mr. Smith’s 2010 bonus in the amount of $21,863, but deferred payment of the bonus until August 2011, upon completion of the initial public offering. In December 2011, our Board approved Mr. Smith’s 2011 bonus in the amount of $96,250, but deferred payment until the completion of the debt financing, which occurred in February 2012. Mr. Smith’s target bonus for 2012 was $146,000, or 40% of base salary. In December 2012, our Board approved Mr. Smith’s bonus in the amount of $106,000, which was paid in January 2013.
(7)	Mr. Adatto’s target bonus amount for 2010 was $79,500, which was pro-rated to $36,440 based on his hire date. Our compensation committee approved Mr. Adatto’s 2010 bonus in the amount of $36,440, but deferred payment of the bonus until August 2011, upon completion of the initial public offering. In December 2011, our Board approved Mr. Adatto’s 2011 bonus in the amount of $96,250, but deferred payment until the completion of the debt financing, which occurred in February 2012. Mr. Adatto’s target bonus amount for 2012 was $105,000, or 35% of base salary. In December 2012, our Board approved Mr. Adatto’s bonus in the amount of $37,000, which was paid in January 2013.
(8)	Mr. Smith joined us on October 1, 2010. If Mr. Smith had been employed for the complete fiscal year 2010, Mr. Smith would have earned an annual base salary of $265,000.
(9)	Mr. Adatto joined us on August 2, 2010. If Mr. Adatto had been employed for the complete fiscal year 2010, Mr. Adatto would have earned an annual base salary of $265,000.
(10)	On March 14, 2013, our Board of Directors determined that Mr. Adatto, our Senior Vice President, Managed Care and Commercial Development, would increasingly focus his efforts on managed care and commercial development and, as a result, would no longer retain his prior policy making functions and status as an executive officer at Horizon as of that date.
(11)	Amounts shown in this column include imputed income on life insurance benefits.

Potential Payments Upon Termination or Change in Control

Payments Made Upon Termination. Regardless of the manner in which a named executive officer’s employment terminates, the named executive officer is entitled to receive amounts earned during his term of employment, including salary and unused vacation pay.

Potential Termination-Based Payments under Employment Arrangements. In July 2010, we entered into an amended and restated employment agreement with Mr. Walbert, our president and Chief Executive Officer, that provides if we terminate Mr. Walbert without cause or if Mr. Walbert resigns for good reason, he will be entitled to (1) be compensated at his then annual base salary for 12 months from his date of termination, (2) receive his target bonus for the previous year, and (3) receive COBRA health insurance premiums for up to 12 months from the date of his termination. In addition, if Mr. Walbert is terminated without cause or if Mr. Walbert resigns for good reason within 90 days prior to or within 18 months following a change in control, 100% of the shares subject to options and restricted stock awards granted to Mr. Walbert will fully vest as of the termination date. Cause is defined as gross negligence or willful failure to substantially perform duties and responsibilities to us or willful and deliberate violation of any of our policies; conviction of a felony involving commission of any act of fraud, embezzlement or dishonesty against us or involving moral turpitude; the unauthorized use or disclosure of any of our proprietary information or trade secrets and willful and deliberate breach of the executive’s obligations under the employment agreement that cause material injury to us. Resignation for good reason is defined as a material reduction in duties, authority or responsibilities, the relocation of place of employment by more than 50 miles, or a material reduction of salary or annual target bonus opportunity. In the event of termination due to Mr. Walbert’s death or complete disability, he and/or his heirs shall be eligible to receive a pro-rated bonus for the year in which such termination occurs, as determined by our Board or Compensation Committee based on actual performance.

In July 2010, we entered into an amended and restated employment agreement with Mr. De Vaere, our executive vice president and Chief Financial Officer, that provides if we terminate Mr. De Vaere without cause or if Mr. De Vaere resigns for good reason, he will be entitled to be compensated at his then annual base salary for 12 months from his date of termination and will also be entitled to receive COBRA health insurance premiums for up to 12 months from the date of his termination. In addition, if Mr. De Vaere is terminated without cause or resigns for good reason within 90 days prior to or within 18 months following a change in control, 100% of the shares subject to options and restricted stock awards granted to Mr. De Vaere will fully vest as of the termination date. Cause is defined as gross negligence or willful failure to substantially perform duties and responsibilities to us or willful and deliberate violation of any of our policies; conviction of a felony or the commission of any act of fraud, embezzlement or dishonesty against us or involving moral turpitude; the unauthorized use or disclosure of any of our proprietary information or trade secrets; and willful and deliberate breach of the executive’s obligations under the employment agreement that cause material injury to us. Resignation for good reason is defined as a material reduction in duties, authority or responsibilities, the relocation of place of employment by more than 50 miles, or a material reduction of salary or annual target bonus opportunity. In the event of termination due to Mr. De Vaere’s death or complete disability, he and/or his heirs shall be eligible to receive a pro-rated bonus for the year in which such termination occurs, as determined by our Board or Compensation Committee based on actual performance.

In July 2010, we entered into an amended and restated employment agreement with Dr. Sherman, our executive vice president of development, regulatory affairs, manufacturing and chief medical officer, that provides if we terminate Dr. Sherman without cause or if Dr. Sherman resigns for good reason, he will be entitled to be compensated at his then annual base salary for 12 months from his date of termination and will also be entitled to receive COBRA health insurance premiums for up to 12 months from the date of his termination. In addition, if Dr. Sherman is terminated without cause or resigns for good reason within 90 days prior to or within 18 months following a change in control, 100% of the shares subject to options and restricted stock awards granted to Dr. Sherman will fully vest as of the termination date. Cause is defined as gross negligence or failure to substantially perform duties and responsibilities to us or willful violation of any of our policies; conviction of a felony or the commission of any act of fraud, embezzlement or dishonesty against us or involving moral turpitude the unauthorized use or disclosure of any of our proprietary information or trade secrets; and breach of the executive’s obligations under the employment agreement that causes injury to us. Resignation for good reason is defined as the relocation of place of employment by more than 50 miles, or a material reduction of salary or annual target bonus opportunity. In the event of termination due to Dr. Sherman’s death or complete disability, he and/or his heirs shall be eligible to receive a pro-rated bonus for the year in which such termination occurs, as determined by our Board or Compensation Committee based on actual performance.

In June 2012, we entered into an employment agreement with Mr. Smith, our executive vice president and chief commercial officer, that provides if we terminate Mr. Smith without cause or if Mr. Smith resigns for good reason, he will be entitled to be compensated at his then annual base salary for 12 months from his date of termination and will also be entitled to receive COBRA health insurance premiums for up to 12 months from the date of his termination. In addition, if Mr. Smith is terminated without cause or resigns for good reason within 90 days prior to or within 18 months following a change in control, 100% of the shares subject to options and restricted stock awards granted to Mr. Smith will fully vest as of the termination date. Cause is defined as gross negligence or failure to substantially perform duties and responsibilities to us or willful violation of any of our policies; conviction of a felony or the commission of any act of fraud, embezzlement or dishonesty against us or involving moral turpitude; the unauthorized use or disclosure of any of our proprietary information or trade secrets; and willful and deliberate breach of the executive’s obligations under the employment agreement that causes injury to us. Resignation for good reason is defined as material reduction in executive duties, authority or responsibilities; the relocation of place of employment by more than 50 miles; or a material reduction of salary or annual target bonus opportunity. In the event of termination due to Mr. Smith’s death or complete disability, he and/or his heirs shall be eligible to receive a pro-rated bonus for the year in which such termination occurs, as determined by our Board or Compensation Committee based on actual performance.

Our employment agreement with Mr. Adatto does not include provisions for potential payments upon termination or change in control. However, because Mr. Adatto is a senior vice president who has been employed for at least six months, he is eligible for payments under our Severance Benefit Plan.

Change in Control. A change in control under our employment agreements with Mr. Walbert, Mr. De Vaere, Dr. Sherman and Mr. Smith is defined generally as the sale of all or substantially all of our assets; a merger or consolidation in which we are not the surviving entity and in which the holders of our voting stock immediately prior to such transaction own less than 50% of voting power of the entity surviving the transaction or, where the surviving entity is a wholly-owned subsidiary of another entity, the surviving entity’s parent; a reverse merger in which we are the surviving entity but the shares of common stock outstanding prior to the merger are converted into other property and in which the holders of our voting stock immediately prior to such transaction own less than 50% of the voting power of our stock, or where we are a wholly-owned subsidiary of another entity, of our parent; or an acquisition by any person, entity or group of beneficial ownership of at least 75% of the combined voting power entitled to vote in an election of our directors.

Releases. All termination-based payments (other than due to death or complete disability) to Mr. Walbert, Mr. De Vaere, Dr. Sherman and Mr. Smith pursuant to their employment agreements are contingent upon (1) the executive’s execution of a standard release of claims in our favor and (2) the executive’s entering into a non-competition agreement to be effective during the period during which the executive receives severance benefits.

Sections 280G and 4999. Any payment or benefit provided under our named executive officers’ employment agreements or otherwise in connection with a change in control may be subject to an excise tax under Section 4999 of the IRC. These payments also may not be eligible for a company tax deduction pursuant to Section 280G of the IRC. If any of these payments or benefits are subject to the excise tax, they may be reduced to provide the individual with the best after-tax result. Specifically, the individual will receive either a reduced amount so that the excise tax is not triggered, or the individual will receive the full amount of the payments and benefits and then be liable for any excise tax.

The following table sets forth potential payments payable to our named executive officers upon a termination of employment without cause or resignation for good reason or termination of employment without cause or resignation for good reason following a change in control. The table below reflects amounts payable to our executive officers assuming their employment was terminated on December 31, 2012 and, if applicable, a change in control also occurred on such date:

	Upon Termination Without Cause or Resignation for Good Reason - No Change of Control					Upon Termination Without Cause or Resignation for Good Reason - Change of Control(1)
Name	Cash Severance	Continuation of Medical Benefits	Bonus	Value of Accelerated Vesting(2)	Total	Cash Severance	Continuation of Medical Benefits	Bonus	Value of Accelerated Vesting(2)	Total
Timothy P. Walbert	$589,160	$26,758	$353,496	$0	$969,414	$589,160	$26,758	$353,496	$232,140	$1,201,554
Robert J. De Vaere	$374,920	$26,758	$0	$0	$401,678	$374,920	$26,758	$0	$57,374	$459,052
Jeffrey W. Sherman	$396,340	$26,758	$0	$0	$423,098	$396,340	$26,758	$0	$57,374	$480,472
Todd N. Smith	$375,950	$26,758	$0	$0	$402,708	$375,950	$26,758	$0	$23,412	$426,120
Michael Adatto	$152,250	$13,379	$0	$0	$165,629	$152,250	$13,379	$0	$23,412	$189,041

(1)	Amounts in these columns assume that termination occurs within 90 days immediately preceding or during the 18 months immediately following a change in control.
(2)	The value of accelerated vesting is equal to the closing stock price of $2.33 per share on December 31, 2012, multiplied by the number of shares subject to accelerated vesting, less the stock option exercise price, if applicable.

Grants of Plan-Based Awards

The following table sets forth certain information regarding grants of non-equity incentive plan and equity incentive plan-based awards to our named executive officers for 2012.

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards		All Other Stock Awards: Number of Shares of Stock or Units (#)		Grant Date Fair Value of Stock and Options Awards ($)(7)
		Target
Timothy P. Walbert	N/A	$275,000	(1)
	1/3/12			140,000	(6)	$588,000
Robert J. De Vaere	N/A	$120,000	(2)
	1/3/12			110,000	(6)	$462,000
Jeffrey W. Sherman	N/A	$142,000	(3)
	1/3/12			110,000	(6)	$462,000
Todd Smith	N/A	$106,000	(4)
	1/3/12			75,000	(6)	$315,000
Michael Adatto	N/A	$37,000	(5)
	1/3/12			75,000	(6)	$315,000

(1)	Mr. Walbert’s target bonus for 2012 was $343,200 or 60% of his base salary. In December 2012, our Compensation Committee approved Mr. Walbert’s bonus in the amount of $275,000, which was paid in January 2013.
(2)	Mr. De Vaere’s target bonus for 2012 was $145,600 or 40% of his base salary. In December 2012, our Compensation Committee approved Mr. De Vaere’s bonus in the amount of $120,000, which was paid in January 2013.
(3)	Dr. Sherman’s target bonus for 2012 was $153,920 or 40% of his base salary. In December 2012, our Compensation Committee approved Dr. Sherman’s bonus in the amount of $142,000, which was paid in January 2013.
(4)	Mr. Smith’s target bonus for 2012 was $146,000 or 40% of his base salary. In December 2012, our Compensation Committee approved Mr. Smith’s bonus in the amount of $106,000, which was paid in January 2013.
(5)	Mr. Adatto’s target bonus for 2012 was $105,000 or 35% of his base salary. In December 2012, our Compensation Committee approved Mr. Adatto’s bonus in the amount of $37,000, which was paid in January 2013.

(6)	On January 3, 2012, our named executive officers were granted performance-based restricted stock units. Vesting of the performance-based restricted stock units were contingent upon the achievement of certain performance goals, with vested performance-based restricted stock units resulting in the issuance of a related number of shares of common stock. On January 3, 2013, common stock associated with vested performance-based restricted stock units was issued as follows: 70,000 shares of common stock were issued to Mr. Walbert; 55,000 shares of common stock were issued to each of Mr. De Vaere and Dr. Sherman; and 22,500 shares of the Company’s common stock were issued to each of Messrs. Smith and Adatto.
(7)	Amounts shown in this column do not reflect dollar amounts actually received by our named executive officers. Instead, these amounts reflect the grant date fair value of such awards and were calculated in accordance with the provisions of ASC Topic 718 and assume no forfeiture rate derived in the calculation of the grant date fair value of these awards. Assumptions used in the calculation of these amounts and further information on our restricted stock units are included in Note 16 “Equity Incentive Plans” in the notes to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2012.

Outstanding Equity Awards at December 31, 2012

The following table sets forth certain information regarding outstanding stock options held by our named executive officers on December 31, 2012.

		Option Awards							Stock Awards
Name	Award Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable		Number of Securities Underlying Unexercised Options (#) Unexercisable		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock that Have Not Vested(5)	Market Value of Stock that Has Not Vested(6)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights that Have not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights that Have Not Vested ($)
Timothy P. Walbert	7/16/08	121,701	(1)(2)	—			$10.43	7/15/18
	2/3/10	91,330	(3)	37,607	(3)		$5.20	2/2/20
	6/16/10	70,491	(3)	42,296	(3)		$12.94	6/15/20
	12/8/11	54,238	(4)	162,717	(4)		$4.96	12/7/21	99,631	$232,140	—	$—

		337,760		242,620		—			99,631	$232,140	—	$—
Robert J. De Vaere	10/6/08	46,335	(1)(2)	—			$10.43	10/5/18
	2/3/10	33,754	(3)	13,900	(3)		$5.20	2/2/20
	6/16/10	26,434	(3)	15,861	(3)		$12.94	6/5/20
	12/8/11	13,405	(4)	40,216	(4)		$4.96	12/7/20	24,624	$57,374	—	$—

		119,928		69,977		—			22,624	$57,374	—	$—
Jeffrey W. Sherman	6/23/09	46,335	(1)(2)	—			$13.47	6/22/19
	2/3/10	33,754	(3)	13,900	(3)		$5.20	2/2/20
	6/16/10	26,434	(3)	15,861	(3)		$12.94	6/15/20
	12/8/11	13,405	(4)	40,216	(4)		$4.96	12/7/21	24,624	$57,374	—	$—

		119,928		69,977		—			22,624	$57,374	—	$—
Todd Smith	12/2/10	10,266	(2)	8,689	(2)		$20.78	12/1/20
	12/8/11	5,470	(4)	16,410	(4)		$4.96	12/7/21	10,048	$23,412	—	$—

		15,736		25,099		—			10,048	$23,412	—	$—
Michael Adatto	6/16/10	9,214	(2)	5,529	(2)		$12.94	6/15/20
	12/8/11	5,470	(4)	16,410	(4)		$4.96	12/7/21	10,048	$23,412	—	$—

		14,684		21,939		—			10,048	$23,412	—	$—

(1)	The initial grant for each officer is early exercisable; as such, 100% of the option is exercisable.
(2)

1/4th of the shares vest one year after the vesting commencement date, 1/48th of the shares vest monthly thereafter over the next three years. The options reflected in the table have the following vesting commencement dates: Mr. Walbert – June 30, 2008, Mr. De Vaere – October 6, 2008, Dr. Sherman – June 29, 2009, Mr. Smith – October 1, 2010 and Mr. Adatto – June 21, 2010.

(3)	1/4th of the shares vest one year after the vesting commencement date, which is the same date as the grant date, 1/48th of the shares vest monthly thereafter over the next three years.
(4)	1/48th of the shares vest in equal monthly installments over the four years following the vesting commencement date, which is the grant date.
(5)	Stock awards represent restricted stock units granted and vest in four equal annual installments on the anniversary of the grant date.
(6)	The market value of stock awards that have not vested is based on the closing stock price of our common stock of $2.33 per share on December 30, 2012.

Option Exercises and Stock Vested

The following table sets forth certain information regarding option exercises and stock vested for our named executive officers for the fiscal year ended December 31, 2012. Each of our named executive officers sold shares of the Company’s common stock pursuant to a trading plan election made under Rule 10b5-1 to satisfy certain withholding tax obligations.

Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Timothy P. Walbert	—	—	70,000 (1)	$168,700
			33,211 (2)	$74,725
Robert J. De Vaere	—	—	55,000 (1)	$132,550
			8,208 (2)	$18,468
Jeffrey W. Sherman	—	—	55,000 (1)	$132,550
			8,208 (2)	$18,468
Todd Smith	—	—	22,500 (1)	$54,225
			3,349 (2)	$7,535
Michael Adatto	—	—	22,500 (1)	$54,225
			3,349 (2)	$7,535

(1)	Represents performance-based restricted stock units granted on January 3, 2012. An Aggregate of 225,000 shares underlying the restricted stock units vested upon the achievement of certain objectives, including capital raising goals, revenue growth and market penetration targets. 285,000 performance-based restricted stock units were cancelled on December 31, 2012 as a result of not meeting other defined performance objectives.
(2)	Represents restricted stock units granted on December 8, 2011, vesting over 4 annual installments.

Option Repricings

We did not engage in any repricings or other modifications to any of our named executive officers’ outstanding equity awards during the year ended December 31, 2012.

Pension Benefits

None of our named executive officers participate in or have account balances in qualified or non-qualified defined benefit plans sponsored by us. Our Compensation Committee may elect to adopt qualified or non-qualified benefit plans in the future if it determines that doing so is in our best interests.

Nonqualified Deferred Compensation

None of our named executive officers participate in or have account balances in nonqualified deferred contribution plans or other nonqualified deferred compensation plans maintained by us. Our Compensation Committee may elect to provide our executive officers and other employees with non-qualified defined contribution or other nonqualified deferred compensation benefits in the future if it determines that doing so is in our best interests.

Other benefits

Our named executive officers are eligible to participate in all of our employee benefit plans, such as medical, dental, vision, group life and disability insurance and our 401(k) plan, in each case on the same basis as our other employees.

Non-Employee Director Compensation

Our Board of Directors has adopted a compensation policy for our non-employee directors who are not affiliated with any holder of more than 5% of our common stock, which became effective upon the initial public offering in July 2011. Prior to August 1, 2012, the policy provided for an annual Board service retainer, payable in quarterly installments, of $40,000 for a non-executive Chairman of the Board or lead independent director and $30,000 for all other eligible non-employee directors and committee member service fees ranging from $3,750 to $15,000 per year. In addition, eligible non-employee directors elected to the Board after the completion of our initial public offering would receive a stock option grant for 10,530 shares, vesting in equal installments over 36 month from the date of grant. Thereafter, at each Annual Meeting of our stockholders, eligible non-employee directors would automatically receive stock option grants of 5,265 shares, vesting in equal installments over 12 months from the date of grant.

Effective August 1, 2012, our Board of Directors approved an amendment to the non-employee director compensation policy providing for an annual Board service retainer, payable in quarterly installments, of $50,000 for a non-executive Chairman of the Board or lead independent director and $40,000 for all other eligible non-employee directors, and committee member service fees ranging from $3,750 to $20,000 per year. On December 14, 2012, our Board of Directors further approved an amendment to the non-employee director compensation policy providing that eligible non-employee directors elected to the Board would receive a stock option grant for 40,000 shares, vesting in equal installments over 36 month from the date of grant. Thereafter, at each Annual Meeting of our stockholders, eligible non-employee directors would automatically receive stock option grants of 20,000 shares, vesting in equal installments over 12 months from the date of grant.

Also, we have reimbursed and will continue to reimburse our non-employee directors for their travel-related expenses, including lodging and other reasonable expenses incurred in attending meetings of our Board of Directors and committees of the Board of Directors.

The following table sets forth compensation information for the Company’s non-employee directors who earned or received compensation under our non-employee director compensation policy in 2012. Mr. Birner (who resigned from our Board of Directors in March 2012) and Mr. Bock (who resigned from our Board of Directors in June 2012) did not earn or receive any compensation in 2012.

Name	Fees Earned or Paid in Cash	Stock Awards (1)	Total
Ronald Pauli	$68,524	$14,759	$83,283
Michael Grey	$60,208	$14,759	$74,967
Gino Santini	$39,125	$30,849	$69,974

(1)	The amounts shown in this column reflect the grant date fair value of option awards issued to our non-employee directors during 2012, calculated in accordance with the provisions of FASB ASC Topic 718. See the assumptions used in the Black-Scholes model in the notes to our audited financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2012.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Policies and Procedures for Transactions with Related Persons

We have adopted a written Related-Person Transactions Policy that sets forth our policies and procedures regarding the identification, review, consideration, approval and oversight of “related-person transactions.” For purposes of our policy only, a “related-person transaction” is a transaction, arrangement or relationship (or any series of similar transactions, arrangements or relationships) in which we and any “related person” are participants, the amount involved exceeds $120,000 and a related person has a direct or indirect material interest. Transactions involving compensation for services provided to us as an employee, director, consultant or similar capacity by a related person are not covered by this policy. A “related person” is any executive officer, director or nominee to become director, a holder of more than 5% of our common stock, including any immediate family members of such persons or any entity owned or controlled by such persons. Any related-person transaction may only be consummated if our Audit Committee has approved or ratified the transaction in accordance with the policy guidelines set forth below.

The policy imposes an affirmative duty upon each director and executive officer to identify, and we will request that significant stockholders identify, any transaction involving them, their affiliates or family members that may be considered a related-party transaction before such person engages in the transaction. Under the policy, where a transaction has been identified as a related-person transaction, management must present information regarding the proposed related-person transaction to our Audit Committee (or, where review by our Audit Committee would be inappropriate, to another independent body of our Board of Directors) for review. The presentation must include a description of, among other things, the material facts, the direct and indirect interests of the related persons, the benefits of the transaction to us and whether any alternative transactions are available. In considering related-person transactions, our Audit Committee takes into account the relevant available facts and circumstances including, but not limited to:

•	the risks, costs and benefits to us;

•	the impact on a director’s independence in the event the related person is a director, immediate family member of a director or an entity with which a director is affiliated;

•	the terms of the transaction;

•	the availability of other sources for comparable services or products; and

•	the terms available to or from, as the case may be, unrelated third parties or to or from our employees generally.

In the event a director has an interest in the proposed transaction, the director must recuse himself or herself from the deliberations and approval process. Before the recent adoption of our Related-Person Transactions Policy, we did not have a formal policy concerning transactions with related persons.

Certain Related Transactions

The following current directors are affiliated with our principal stockholders as indicated in the table below:

Director	Principal Stockholder
Jean-François Formela, M.D.	Atlas Venture Fund VI, L.P.
Jeff Himawan, Ph.D.	Essex Woodlands Health Ventures Fund VII, L.P.

We describe below transactions and series of similar transactions, since the beginning of fiscal year 2012, with respect to which we were a party, will be a party, or otherwise benefited, in which:

•	the amounts involved exceeded or will exceed $120,000; and

•	a director, executive officer, holder of more than 5% of our common stock or any member of their immediate family had or will have a direct or indirect material interest.

We also describe below certain other transactions with our directors, executive officers and stockholders. We believe that the terms obtained or consideration that we paid or received, as applicable, in connection with the transactions described below were comparable to terms available or the amounts that would be paid or received, as applicable, in arm’s-length transactions.

Financings

In March 2012, we closed a private placement with a select group of institutional and accredited investors (the “PIPE financing”). Upon the closing of the PIPE financing, we received gross proceeds of approximately $50.8 million resulting from the sale of 14,033,829 units at a price of $3.62125 per unit. Each unit consisted of one share of our common stock and a warrant to purchase 0.25 shares of our common stock at an exercise price of $4.308 per share.

Purchasers in the PIPE financing included the following holders of more than 5% of our capital stock, or entities affiliated with them. The following table sets forth the proceeds received and the common stock and warrants issued to such holders in the PIPE financing:

Participants(1)	Proceeds	Common Stock	Warrants
5% or Greater Stockholders
Quaker BioVentures Capital II, L.P.	$9,999,999	2,761,477	690,369
Fidelity and its affiliates	$9,899,864	2,733,825	683,456
Atlas Venture Fund VI, L.P. and its affiliates(2)	$2,999,999	828,443	207,110
Essex Woodlands Health Ventures Fund VII, LP	$9,999,999	2,761,477	690,369
NGN Biomed Opportunity I, L.P. and its affiliates(3)	$1,000,001	276,148	69,037
Sutter Hill Ventures, a California Limited Partnership(4)	$3,669,999	1,013,462	253,365

(1)	Additional detail regarding these stockholders and directors affiliated with these stockholders and their equity holdings is provided in the “Security Ownership of Certain Beneficial Holders and Management” section of this Proxy Statement.
(2)	Represents shares purchased by Atlas Venture Fund VI, L.P., Atlas Venture Fund VI GmbH & Co. KG and Atlas Venture Entrepreneurs’ Fund VI, L.P.
(3)	Represents shares purchased by NGN Biomed Opportunity I, L.P. and NGN Biomed Opportunity I GmbH & Co. Beteiligungs KG.
(4)	Represents shares purchased by Sutter Hill, a California Limited Partnership, and Jeffrey W. Bird and Christina R. Bird Trust dated October 31, 2000, of which Dr. Bird is a trustee.

In September 2012, we closed a public offering with a select group of institutional and accredited investors. Upon the closing of the public offering, we received gross proceeds of approximately $86.2 million resulting from the sale of 24,638,750 units at a price of $3.50 per unit. Each unit consisted of one share of our common stock and a warrant to purchase 0.50 shares of our common stock at an exercise price of $4.57 per share.

Purchasers in the public offering included the following holders of more than 5% of our capital stock, or entities affiliated with them. The following table sets forth the proceeds received and the common stock and warrants issued to such holders in the public offering:

Participants	Proceeds	Common Stock	Warrants
5% or Greater Stockholders
Fidelity and its affiliates	$19,801,040	5,657,440	2,828,720

Also, in September 2012, we entered into an amendment (the “Amendment”) of our Loan and Security Agreement dated as of February 22, 2012 (the “Loan Agreement”) with the lenders under our $60.0 million senior secured loan. The Amendment modified affirmative covenants under the Loan Agreement with respect to minimum levels of liquidity and net revenue. In lieu of paying a cash fee to the lenders in consideration for entering into the Amendment, we agreed to issue the lenders an aggregate of 1,250,000 shares of our common stock.

Lenders receiving common stock in connection with the Amendment included the following holders of more than 5% of our capital stock, or entities affiliated with them. The following table sets forth the common stock issued to such holders in connection with the Amendment:

Participants	Common Stock
5% or Greater Stockholders
Quaker BioVentures Capital II, L.P.	208,334

Employment Agreements and Change of Control Arrangements

We have entered into employment agreements, which are described in the “Compensation Discussion and Analysis” section of this Proxy Statement, with our executive officers.

Stock Options and Stock Awards Granted to Executive Officers and Directors

We have granted stock options and stock awards to our executive officers and directors, which are described in the “Compensation Discussion and Analysis” section of this Proxy Statement.

Indemnification of Officers and Directors

Our amended and restated certificate of incorporation and our amended and restated bylaws provide that we will indemnify each of our directors and officers to the fullest extent permitted by the Delaware General Corporation Law. Further, we have entered into indemnification agreements with each of our directors and officers, and we have purchased a policy of directors’ and officers’ liability insurance that insures our directors and officers against the cost of defense, settlement or payment of a judgment under certain circumstances.

PROPOSAL 2

RATIFICATION OF APPOINTMENT OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors recommends that the stockholders ratify the appointment of PricewaterhouseCoopers LLP (“PricewaterhouseCoopers”) as the independent registered public accounting firm for the Company for the year ending December 31, 2013. PricewaterhouseCoopers provided services in connection with the audit of our financial statements for the year ended December 31, 2012, assistance with our Annual Report on Form 10-K for the year ended December 31, 2012, and consultation on matters relating to accounting and financial reporting.

A representative of PricewaterhouseCoopers is expected to be present at the Annual Meeting. Such representative will have an opportunity to make a statement if he or she desires to do so and will be available to respond to appropriate questions.

The ratification of the appointment of PricewaterhouseCoopers as the independent registered public accounting firm for the Company requires that the number of votes cast in favor exceed the number of votes cast in opposition at the Annual Meeting at which a quorum is present. Abstentions will be counted toward the tabulation of votes cast on this proposal and will have the same effect as “Against” votes. Broker non-votes are counted towards a quorum, but are not counted for any purpose in determining whether this matter has been approved.

Principal Accountant Fees and Services

The following table represents aggregate fees billed to the Company in 2012 and 2011, by PricewaterhouseCoopers:

	2012	2011
Audit fees(1)	$1,021,000	$847,000
Audit-related fees	—	—
Tax fees(2)	13,000	36,000
All other fees	—	—

Total	$1,034,000	$883,000

(1)	Audit Fees consist of fees for professional services performed by PricewaterhouseCoopers for the audit of our annual financial statements, review of our quarterly financial statements, review of our registration statements and related services that are normally provided in connection with statutory and regulatory filings or engagements.
(2)	Tax fees consist of fees for professional services performed by PricewaterhouseCoopers with respect to tax compliance, tax advice and tax planning.

The Audit Committee has considered whether provision of the above audit related services is compatible with maintaining the registered public accounting firm’s independence and has determined that such services are compatible with maintaining the registered public accounting firm’s independence.

Pre-Approval Policies and Procedures.

Pursuant to its charter, the Audit Committee is responsible for pre-approving all audit and permitted non-audit services to be performed for the Company by its independent registered public accounting firm or any other auditing or accounting firm. The Audit Committee pre-approved all such services in 2012 and 2011.

THE BOARD OF DIRECTORS RECOMMENDS

A VOTE IN FAVOR OF PROPOSAL 2

PROPOSAL 3

ADVISORY VOTE ON EXECUTIVE COMPENSATION

Under the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”), and Section 14A of the Exchange Act, the Company’s stockholders are entitled to vote to approve, on an advisory basis, the compensation of the Company’s named executive officers as disclosed in this Proxy Statement in accordance with SEC rules. This vote is not intended to address any specific item of compensation, but rather the overall compensation of the Company’s named executive officers and the philosophy, policies and practices described in this Proxy Statement.

Because the vote is advisory, it is not binding on the Board of Directors or the Company. Nevertheless, the views expressed by the stockholders, whether through this vote or otherwise, are important to management and the Board and, accordingly, the Board and the Compensation Committee intend to consider the results of this vote in making determinations in the future regarding executive compensation arrangements.

In addition, at our Annual Meeting of Stockholders held on June 8, 2012, our stockholders voted to express their preference on the frequency of future advisory votes on executive compensation. Because the frequency of once per year received the highest number of votes cast, our Board determined that we will include a non-binding advisory vote on executive compensation in our proxy materials every year until the next required advisory vote of our stockholders on the frequency of future advisory votes on executive compensation.

The compensation of the Company’s named executive officers subject to the vote is disclosed in the Compensation Discussion and Analysis, the compensation tables, and the related narrative disclosure contained in this Proxy Statement. As discussed in those disclosures, the Company believes that its compensation policies and decisions are focused on pay-for-performance principles, strongly aligned with our stockholders’ interests, and consistent with current market practices. Compensation of the Company’s named executive officers is designed to enable the Company to attract and retain talented and experienced executives to lead the Company successfully in a competitive environment.

Accordingly, the Board is asking the stockholders to indicate their support for the compensation of the Company’s named executive officers as described in this Proxy Statement by casting a non-binding advisory vote “FOR” the following resolution:

“RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion is hereby APPROVED.”

Advisory approval of this proposal requires the vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote at the Annual Meeting. Abstentions will be counted toward the tabulation of votes cast on the proposal and will have the same effect as “Against” votes. Broker non-votes will have no effect and will not be counted towards the vote total.

THE BOARD OF DIRECTORS RECOMMENDS

A VOTE IN FAVOR OF PROPOSAL 3

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires the Company’s directors and executive officers, and persons who own more than ten percent of a registered class of the Company’s equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of common stock and other equity securities of the Company. Officers, directors and greater than ten percent stockholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file.

To the Company’s knowledge, based solely on its review of the copies of such forms received and the written representations from certain reporting persons, the Company has determined that no officer, director or ten percent beneficial owner known to the Company was delinquent with respect to their reporting obligations as set forth in Section 16(a) of the Exchange Act during the fiscal year ended December 31, 2012, with the exception of Mr. Grey, Mr. Pauli and Mr. Santini, who each received an annual stock option grant on June 8, 2012, the date of our 2012 Annual Meeting, and each filed a Form 4 late on February 22, 2013.

HOUSEHOLDING OF PROXY MATERIALS

The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for Annual Meeting materials with respect to two or more stockholders sharing the same address by delivering a single set of Annual Meeting materials addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.

This year, a number of brokers with account holders who are Horizon stockholders will be “householding” the Company’s proxy materials. A single set of Annual Meeting materials will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that they will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate set of Annual Meeting materials, please notify your broker or Horizon. Direct your written request to Horizon Pharma, Inc., Robert J. De Vaere, Chief Financial Officer at 520 Lake Cook Road, Suite 520, Deerfield, IL 60015 or contact Robert J. De Vaere at 1-760-436-4010. Stockholders who currently receive multiple copies of the Annual Meeting materials at their addresses and would like to request “householding” of their communications should contact their brokers.

STOCKHOLDER PROPOSALS

Proposals of stockholders intended to be presented at our Annual Meeting of Stockholders to be held in 2014 must be received by us no later than December 30, 2013, which is 120 days prior to the first anniversary of the mailing date of this proxy, in order to be included in the Company’s proxy statement and form of proxy relating to that meeting. These proposals must comply with the requirements as to form and substance established by the SEC for such proposals in order to be included in the proxy statement. Under the Company’s amended and restated bylaws, a stockholder who wishes to make a proposal at the 2014 Annual Meeting without including the proposal in our proxy statement and form of proxy relating to that meeting must notify the Company no later than March 2, 2014, unless the date of the 2014 Annual Meeting is more than 30 days before or more than 30 days after the one-year anniversary of the 2013 Annual Meeting.

OTHER MATTERS

The Board of Directors knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

By Order of the Board of Directors

Robert J. De Vaere Secretary

April 29, 2013

A copy of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2012 is available without charge upon written request to: Corporate Secretary, Horizon Pharma, Inc., 520 Lake Cook Road, Suite 520, Deerfield, IL 60015.

. IMPORTANT ANNUAL MEETING INFORMATION Electronic Voting Instructions Available 24 hours a day, 7 days a week! Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy. VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR. Proxies submitted by the Internet or telephone must be received by 11:59 p.m., Central Time, on May 30, 2013. Vote by Internet Go to www.envisionreports.com/HZNP Or scan the QR code with your smartphone Follow the steps outlined on the secure website Vote by telephone Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas. Follow the instructions provided by the recorded message X Annual Meeting Proxy Card IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. A Proposals — The Board of Directors recommends a vote “FOR” the nominees for director listed below and “FOR” Items 2 and 3. 1. Election of Directors Nominees: 01 - Jean-François Formela, M.D. 02 - Jeff Himawan, Ph.D. Mark here to vote Mark here to WITHHOLD For All EXCEPT - To withhold authority to vote for any FOR all nominees vote from all nominees nominee(s), write the name(s) of such nominee(s) below. For Against Abstain 2. Ratification of the appointment of PricewaterhouseCoopers 3. Approval, on an advisory basis, of the compensation of LLP as the independent registered public accounting firm. Horizon Pharma, Inc.’s named executive officers, as disclosed in the Proxy Statement. B Non-Voting Items Change of Address — Please print new address below. Comments — Please print your comments below. C Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below + For Against Abstain NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. Date (mm/dd/yyyy) — Please print date below. Signature 1 — Please keep signature within the box. 1UPX Signature 2 — Please keep signature within the box. + 01MVAB

. Important notice regarding the Internet availability of proxy materials for the Annual Meeting of Stockholders. The Proxy Statement and the 2012 Annual Report to Stockholders are available at: www.envisionreports.com/HZNP IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. Proxy — HORIZON PHARMA, INC. Annual Meeting of Stockholders — May 31, 2013 THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS OF THE COMPANY The undersigned hereby appoints Timothy P. Walbert and Robert J. De Vaere, and each of them, with power to act without the other and with power of substitution, as proxies and attorneys-in-fact and hereby authorizes them to represent and vote, as provided on the other side, all the shares of Horizon Pharma, Inc. Common Stock which the undersigned is entitled to vote, and, in their discretion, to vote upon such other business as may properly come before the Annual Meeting of Stockholders of Horizon Pharma, Inc. to be held May 31, 2013 or at any adjournment or postponement thereof, with all powers which the undersigned would possess if present at the Annual Meeting of Stockholders. THIS PROXY WILL BE VOTED AS DIRECTED, OR IF NO DIRECTION IS INDICATED, WILL BE VOTED “FOR” THE ELECTION OF DIRECTORS, AND “FOR” ITEMS 2 AND 3. (Continued and to be marked, dated and signed, on the other side.)